Exhibit 10.24

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

DISTRIBUTION AND COLLABORATION AGREEMENT BETWEEN

HANGZHOU RUIZHEN THERAPEUTICS CO., LTD.（杭州瑞臻医疗有限公司）

AND

SUREFIRE MEDICAL, INC. D/B/A TRISALUS LIFE SCIENCES

May 7, 2019

-i-

(Continued)

-ii-

(Continued)

-iii-

(Continued)

EXHIBIT LIST

Exhibit 1.23	Current PEDD Devices
Exhibit 1.41	Improved PEDD Devices
Exhibit 1.45	Initial Drug Candidates
Exhibit 2.10	TriSalus Complaint Handling General Operating Procedures
Exhibit 2.14	Marketing Plan Contents
Exhibit 4.11(c)	Potential Collaboration Company List
Exhibit 5.1(a)	JSC Members
Exhibit 7.1	Note

-iv-

DISTRIBUTION AND COLLABORATION AGREEMENT

This Distribution and Collaboration Agreement (the “Agreement”) is entered into as of May 7, 2019 (the “Effective Date”), between Hangzhou Ruizhen Therapeutics Co., Ltd.（杭州瑞臻医疗有限公司), a limited liability company, a corporation Ltd. organized and existing under the laws of The People’s Republic of China and having a place of business at No. 605, Building 4, No. 355 Xingzhong Road, Yuhang Economic and Technological Development Zone, Yuhang District, Hangzhou, Zhejiang, China 311100 (“NewCo”) and Surefire Medical, Inc. d/b/a TriSalus Life Sciences, a corporation organized and existing under the laws of the State of Delaware and having a principal place of business at 6272 W. 91st Avenue, Westminster, CO 80031, USA (“TriSalus”). NewCo and TriSalus may each be referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, NewCo is engaged in the development, manufacture and commercialization of pharmaceutical products and medical devices in the NewCo Territory (as defined below)WHEREAS, TriSalus is engaged in the development, manufacture and commercialization of Pressure-Enabled Drug Delivery™ (PEDD™) devices; and

WHEREAS, the Parties wish to collaborate with respect to the distribution of TriSalus’ PEDD devices and the development, manufacture and commercialization of product offerings combining such devices with certain pharmaceutical products and pharmaceutical product candidates controlled by NewCo, under the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1           “Affiliate” shall mean, with respect to an entity, any Person directly or indirectly controlled by, controlling or under common control with, such entity, but only for so long as such control shall continue. For purposes of this definition, “control” (including, with correlative meanings, “controlled by”, “controlling” and “under common control with”) means (a) possession, direct or indirect, of the power to direct or cause the direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) beneficial ownership of at least fifty percent (50%) of the voting securities or other ownership interest of an entity.

1.2           “Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

1.3           “Alliance Manager” shall have the meaning set forth in Section 5.3.

1.4           “Anti-Corruption Laws” shall mean applicable anti-corruption laws and regulations, including those laws and regulations for combatting bribery of foreign public officials in the United States and the People’s Republic of China (e.g., the United States Foreign Corrupt Practices Act, as amended, and the Organization for Economic Co-operation and Development (OECD) Convention).

1.5           “Applicable Laws” shall mean any national, international, federal, state or local laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements of (a) any government authority (including any Regulatory Authority) having the force or effect of law or (b) any national securities exchange or securities listing organization, in each case as in effect from time to time during the Term. For clarity, Applicable Laws shall include Anti-Corruption Laws.

1.6           “Business Day” shall mean any day other than a Saturday, Sunday or holiday on which banks in the State of Colorado are authorized by Applicable Law to be closed.

1.7           “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.8           “Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.9           “Change of Control” shall mean, with respect to a Party, (a) a merger, reorganization or consolidation of such Party with a Third Party which results in the voting securities of such Party outstanding immediately prior thereto ceasing to represent at least fifty (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation, (b) a Third Party becoming the beneficial owner of fifty (50%) or more of the combined voting power of the outstanding securities of such Party, other than as a result of an equity financing primarily for purposes of raising capital, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business or assets to which this Agreement relates.

1.10          “Greater China” shall mean The People’s Republic of China, including Hong Kong, Macau and Taiwan.

1.11          “Clinical Data or Filing” shall mean (a) any clinical and pre-clinical data (including data from post-approval studies) and clinical protocol regarding any PEDD Combination Therapy (as defined below) (including any PEDD Device or NewCo Drug Candidate utilized in such PEDD Combination Therapy) or (b) any IDE, IND, Regulatory Approval Application, Regulatory Approval or other regulatory filing regarding any PEDD Combination Therapy (including any PEDD Device or NewCo Drug Candidate utilized in such PEDD Combination Therapy).

1.12          “COGS” shall mean the fully-allocated cost of goods sold for PEDD Devices supplied hereunder, as determined by TriSalus in accordance with United States GAAP, which only includes direct material, direct labor and manufacturing overhead (fixed and variable).

1.13          “COGS Reduction Plan” shall have the meaning set forth in Section 6.4.

1.14         “Collaboration IP” shall mean any invention or other Know-How, including all Patent Rights and other intellectual property rights in the foregoing, that is discovered or generated in the course of performing activities under this Agreement (a) solely by or on behalf of employees, agents or independent contractors of TriSalus or any of its Affiliates, (b) solely by or on behalf of employees, agents or independent contractors of NewCo or any of its Affiliates or (c) jointly by or on behalf of (a) employees, agents or independent contractors of TriSalus or any of its Affiliates and (b) employees, agents or independent contractors of NewCo or any of its Affiliates.

1.15         “Commercialization” or “Commercialize” shall mean activities directed to marketing, promoting, distributing, importing, exporting, using for commercial purposes or selling a product, including obtaining pricing and reimbursement approvals. Commercialization shall not include any activities related to Development or Manufacturing.

1.16          “Commercial Supply Agreement” shall have the meaning set forth in Section 6.3.

1.17          “Commercial Territory” shall mean, with respect to a Party, any territory in which such Party has the right to Commercialize a PEDD Combination Therapy pursuant to this Agreement.

1.18          “Commercially Reasonable Best Efforts” shall mean reasonable best efforts and resources of a Party to carry out its obligations in a diligent and sustained manner using such effort and employing such resources normally used by an established life sciences company in the research, development or commercialization of a similar product owned by such Party or to which such Party has exclusive rights that is of similar market potential at a similar stage in its development or product life.

1.19          “Competing PEDD Devices” shall have the meaning set forth in Section 2.3.

1.20          “Confidential Information” of a Party shall mean all Know-How or other information, including information of a Third Party, regarding such Party’s technology, products, business or objectives that is communicated in any way or form by the Disclosing Party to the Receiving Party, either prior to, on or after the Effective Date of this Agreement, and whether or not such Know-How or other information is identified as confidential at the time of disclosure. Subject to Sections 9.3 and 9.4, the terms and conditions of this Agreement shall be considered Confidential Information of each Party.

1.21          “Continuing Party” shall have the meaning set forth in Section 8.3(a)(ii).

1.22         “Control” or “Controlled” shall mean with respect to any intellectual property right (including any Know-How, Patent Right or right regarding access or reference to Clinical Data or Filings or other data or information), possession of the ability (whether by sole or joint ownership, license or otherwise, other than pursuant to this Agreement) to grant, without violating the terms of any agreement, a license, access or other right in, to or under such intellectual property right.

1.23           “Current PEDD Devices” shall mean TriSalus’ single-use disposable intravascular access Pressure-Enabled Drug Delivery infusion systems that have been developed by TriSalus to be used for the loco-regional delivery of drugs for the treatment of tumors in the liver or pancreas, as sold by TriSalus as of the Effective Date and described more fully on Exhibit 1.23.

1.24          “Customer” shall mean customers solicited by NewCo or its permitted subdistributors within the NewCo Territory.

1.25         “Declining Party” shall have the meaning set forth in Section 8.3(a)(ii).

1.26         “Designated Indication” shall mean indications for the treatment of tumors in the liver or pancreas that are applicable to the Development and Commercialization of the PEDD Combination Therapies hereunder.

1.27          “Develop” or “Development” shall mean to discover, research or otherwise develop a product, including toxicology, pharmacology and other similar efforts, test method development, stability testing, manufacturing process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, pre-clinical and clinical studies (including pre- and post-approval studies), development of diagnostic assays in connection with clinical studies and all activities directed to obtaining any Regulatory Approval.

1.28          “Disclosing Party” shall have the meaning set forth in Section 9.1.

1.29         “Dispute” shall have the meaning set forth in Section 13.1.

1.30         “Distribute” shall mean to promote, distribute, offer for sale and sell the PEDD Devices.

1.31         “Down Payment” shall have the meaning set forth in Section 2.12.

1.32         “Effective Date” shall have the meaning set forth in the first paragraph of this Agreement.

1.33         “Executive Officers” shall mean the Chief Executive Officer of NewCo (or an officer of NewCo designated by such Chief Executive Officer) and the Chief Executive Officer of TriSalus (or an officer of TriSalus designated by such Chief Executive Officer).

1.34         “FD&C Act” shall mean the United States Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.), as amended, and the rules and regulations promulgated thereunder.

1.35         “FDA” shall mean the United States Food and Drug Administration or any successor agency thereto.

1.36         “First Commercial Sale” shall mean the first sale of the applicable PEDD Combination Therapy or Third Party Combination Therapy under this Agreement by a Selling Person to a Third Party in the applicable country.

1.37         “Forecast” shall have the meaning set forth in Section 2.5.

1.38          “GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

1.39          “Generic Version” shall mean a marketed generic version of a particular PEDD Combination Therapy or Third Party Combination Therapy that has received Regulatory Approval under an Abbreviated New Drug Application by the FDA or any equivalent Regulatory Approval in any other jurisdiction as may be available at the time, which generic version contains all and only the same active ingredients as the NewCo Drug Candidate or Third Party Drug Candidate, respectively, that is included as part of the PEDD Combination Therapy or Third Party Combination Therapy, respectively, and administered as an infusion therapy.

1.40         “IDE” shall mean an Investigational Device Exemption (including any amendments thereto), as defined in the FD&C Act, or other applicable submission to a Regulatory Authority that is required to be filed with an applicable Regulatory Authority before beginning clinical testing of a medical device in human subjects, or a similar filing in any country or regulatory jurisdiction outside the United States.

1.41          “Improved PEDD Devices” shall mean TriSalus’ single-use, disposable intravascular access infusion systems that are improved versions of the Current PEDD Devices Developed by TriSalus after the Effective Date that have been developed by TriSalus to be used for the loco-regional delivery of drugs for the treatment of tumors in the liver or pancreas as reflected in the TriSalus development pipeline attached hereto as Exhibit 1.41.

1.42         “IND” shall mean an Investigational New Drug Application (including any amendments thereto), as defined in the FD&C Act, or other applicable submission that is required to be filed with the FDA before the commencement of human clinical studies of a drug or biologic, or a similar filing in any country or regulatory jurisdiction outside the United States.

1.43         “Indemnified Party” shall have the meaning set forth in Section 12.3.

1.44         “Indemnifying Party” shall have the meaning set forth in Section 12.3.

1.45         “Initial Drug Candidates” shall mean the pharmaceutical product candidates listed on Exhibit 1.45, in any form or formulation.

1.46         “Initial PEDD Combination Therapy” shall mean a PEDD Combination Therapy incorporating an Initial Drug Candidate.

1.47         “Joint Collaboration IP” shall have the meaning set forth in Section 8.2(c).

1.48         “Joint Patent Right” shall mean Patent Rights within the Joint Collaboration IP.

1.49         “JSC” shall mean the joint steering committee established by TriSalus and NewCo under Section 5.1(a).

1.50         “Know-How” shall mean proprietary inventions, discoveries, data, information, processes, methods, techniques, materials, technology, results, trade secrets or other know-how, whether or not patentable. For clarity, Know-How excludes Patent Rights.

1.51          “Leading Party” shall have the meaning set forth in Section 8.3(b)(iv).

1.52         “Liability” shall have the meaning set forth in Section 12.1.

1.53         “Manufacturing” or “Manufacture” shall mean activities directed to producing, manufacturing, processing, packaging, labeling, quality assurance testing and release, shipping and storage of a product.

1.54         “Marketing Plans” shall have the meaning set forth in Section 2.14.

1.55         “Net Sales” shall mean the gross amount invoiced for any sale of the applicable PEDD Combination Therapy or Third Party Combination Therapy (inclusive of the PEDD Device and NewCo Drug Candidate or Third Party Drug Candidate utilized therein) by the applicable Party or its Affiliate or Sublicensee (a “Selling Person”), to a non-Affiliate of the Selling Person, less the following , in each case to the extent specifically related to such PEDD Combination Therapy or Third Party Combination Therapy and taken by the Selling Person or otherwise paid for or accrued by the Selling Person (“Permitted Deductions”):

(a)           trade, cash, promotional and quantity discounts and wholesaler fees;

(b)           taxes on sales (such as excise, sales or use taxes or value added taxes) to the extent imposed upon and paid directly with respect to the sales price (and excluding taxes based on income);

(c)           freight, insurance, packing costs and other transportation charges to the extent included in the invoice price to the buyer;

(d)           amounts repaid or credits taken by reason of damaged goods, rejections, defects, expired dating or returns or because of retroactive price reductions;

(e)           charge back payments and rebates granted to (i) managed healthcare organizations, (ii) federal, state or provincial or local governments or other agencies, (iii) purchasers and reimbursers, or (iv) trade customers, including wholesalers and chain and buying groups; and

(f)           documented customs duties actually paid by the Selling Person.

Such Permitted Deductions shall be determined in accordance with GAAP.

Sales of the applicable PEDD Combination Therapy or Third Party Combination Therapy between a Party, its Affiliates or Sublicensees for resale, or for use in the Manufacture of such PEDD Combination Therapy or Third Party Combination Therapy, shall not be included within Net Sales, provided, however, that any subsequent sale of such PEDD Combination Therapy or Third Party Combination Therapy by such Party or its Affiliate or Sublicensee to a non- Affiliate Third Party shall be included within Net Sales.

Notwithstanding the foregoing, Net Sales shall not include any consideration received by a Selling Person in respect of the sale, use or other disposition of such PEDD Combination Therapy or Third Party Combination Therapy in a country as part of a clinical study prior to the receipt of all Regulatory Approvals required to commence commercial sales of such PEDD Combination Therapy or Third Party Combination Therapy in such country.

A PEDD Combination Therapy or Third Party Combination Therapy provided by a Selling Person free of charge, as samples, for administration to patients enrolled in clinical studies or distributed through a not-for-profit foundation or other compassionate use program to eligible patients shall not be included in Net Sales, provided that such Selling Person receives no cash consideration from such samples, clinical studies, not-for-profit foundation or program.

1.56         “NewCo” shall have the meaning set forth in the first paragraph of this Agreement.

1.57         “NewCo Drug Candidate” shall mean any pharmaceutical product or pharmaceutical product candidate, in any form or formulation, that NewCo has the exclusive right (by ownership, license or otherwise) to Develop, Manufacture and Commercialize in the NewCo Territory, including the Initial Drug Candidates, as well as any pharmaceutical product or pharmaceutical product candidates that are in-licensed to NewCo from a Third Party other than NewCo.

1.58         “NewCo Improvements” shall have the meaning set forth in Section 8.2(b).

1.59         “NewCo Indemnified Party” shall have the meaning set forth in Section 12.1.

1.60         “NewCo IP” shall mean, collectively, the NewCo Patent Rights and NewCo Know-How.

1.61         “NewCo Know-How” shall mean any Know-How that (a) NewCo or any of its Affiliates Controls as of the Effective Date or that comes into the Control of NewCo or any of its Affiliates during the Term (other than through the grant of a license by NewCo) and (b) is necessary or useful in the Development, Manufacture or Commercialization of the applicable PEDD Combination Therapies or NewCo Drug Candidates, excluding, following a Change of Control of NewCo, any Know-How Controlled prior to such Change of Control by the acquirer or any of its Affiliates.

1.62         “NewCo Manufacturing IP” shall mean any NewCo IP that is necessary or useful in the Manufacture of the NewCo Drug Candidate utilized in the applicable PEDD Combination Therapy.

1.63          “NewCo Patent Right” shall mean any Patent Right that (a) NewCo or any of its Affiliates Controls as of the Effective Date or that comes into the Control of NewCo or any of its Affiliates during the Term (other than through the grant of a license by TriSalus) and (b) claims any NewCo Know-How, excluding, following a Change of Control of NewCo, any Patent Right Controlled prior to such Change of Control by the acquirer or any of its Affiliates.

1.64          “NewCo Territory” shall mean Greater China.

1.65         “NewCo Territory Development Plan” shall have the meaning set forth in Section 4.4.

1.66         “New PEDD Device” shall have the meaning set forth in Section 3.1.

1.67         “New PEDD Device Distribution Rights” shall have the meaning set forth in Section 3.1.

1.68         “New PEDD Device Notice” shall have the meaning set forth in Section 3.1.

1.69         "NMPA" means the National Medical Products Administration or any successor Regulatory Authority with jurisdiction in China.

1.70         “Order” shall mean a written description of the PEDD Devices that NewCo desires to purchase that conforms to the requirements of this Agreement and is sent to TriSalus by mail, email, facsimile or similar means.

1.71         “Party(ies)” shall have the meaning set forth in the first paragraph of this Agreement.

1.72         “Patent Rights” shall mean all patents and patent applications, whether domestic or foreign, including all continuations, continuations-in-part, divisions, provisionals and renewals, and letters of patent granted with respect to any of the foregoing, patents of addition, supplementary protection certificates, registration or confirmation patents and all reissues, re-examination and extensions thereof.

1.73          “Payee” shall mean a Party entitled to receive payment pursuant to this Agreement.

1.74         “Payor” shall mean a Party responsible for paying any payment obligations required under this Agreement.

1.75         “PEDD Combination Therapy” shall mean any therapy Developed pursuant to this Agreement utilizing a PEDD Device to deliver a NewCo Drug Candidate for a Designated Indication, including the Initial PEDD Combination Therapies. For the avoidance of doubt, a therapy developed pursuant to this Agreement will be deemed a “PEDD Combination Therapy” regardless of whether the Regulatory Approval for such therapy specifies the use of the applicable PEDD Device in the labeling.

1.76         “PEDD Combination Therapy Notice” shall have the meaning set forth in Section 4.3

1.77         “PEDD Devices” shall mean the Current PEDD Devices and Improved PEDD Devices.

1.78         “Permitted Deductions” shall have the meaning set forth in Section 1.55.

1.79         “Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision or department or agency of a government.

1.80          “Phase I Clinical Study” means a human clinical study of a product, the principal purpose of which is gaining evidence of the safety and tolerability of, and information regarding pharmacokinetics and potential pharmacological activity in a target patient population, as described in 21 C.F.R.§ 312.21(a) (as amended or any replacement thereof), or a similar clinical study prescribed by the NMPA or other Regulatory Authority in a country other than the United States.

1.81          “Phase II Clinical Study” means a human clinical study of a product, the principal purpose of which is a determination of safety and efficacy in the target patient population, as described in 21 C.F.R. 312.21(b) (as amended or any replacement thereof), or a similar clinical study prescribed by the NMPA or other Regulatory Authority in a country other than the United States.

1.82          “Phase III Clinical Study” means a human clinical study of a product, the principal purpose of which is to establish safety and efficacy in the target patient population, as described in 21 C.F.R. §312.21(c) (as amended or any replacement thereof), or a similar clinical study prescribed by the NMPA or other Regulatory Authority in a country other than the United States.

1.83          “Price” shall have the meaning set forth in Section 2.11.

1.84          “Prosecuting Party” shall have the meaning set forth in Section 8.3(a)(ii).

1.85         “PRVI” shall mean TriSalus’s coaxial micro-catheter PEDD Device system, which includes real-time pressure sensing capabilities, that is branded as the Pancreas Retrograde Infusion Therapy™ infusion system as of the Effective Date.

1.86         “Recall” shall have the meaning set forth in Section 2.20.

1.87         “Receiving Party” shall have the meaning set forth in Section 9.1.

1.88         “Regulatory Approval” shall mean, with respect to any product in any regulatory jurisdiction and for any indication, any license, registration, authorization or approval of any Regulatory Authority necessary for the marketing and sale of such product in such regulatory jurisdiction for such indication.

1.89         “Regulatory Approval Application” shall mean, with respect to a product in any regulatory jurisdiction for any indication, an application submitted to the appropriate Regulatory Authority for such regulatory jurisdiction seeking Regulatory Approval of such product for use in such indication in such regulatory jurisdiction.

1.90         “Regulatory Authority” shall mean, with respect to any national, supra-national, regional, state or local regulatory jurisdiction, any agency, department, bureau, commission, council or other governmental entity involved in the granting of a Regulatory Approval for such jurisdiction, including the FDA with respect to the United States and the NMPA with respect to China.

1.91         “Response Period” shall have the meaning set forth in Section 3.1.

1.92         “Right of Reference” shall mean a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b), and any comparable right existing under the laws or regulations of any other jurisdiction.

1.93         “Royalty Term” shall mean, with respect to the applicable PEDD Combination Therapy or Third Party Combination Therapy on a country-by-country basis, the later of (a) ten (10) years after first commercial sale of such therapy in such country, or (b) the first commercial sale of a Generic Version of such therapy by any Third Party (other than a Sublicensee) in such country.

1.94         “Selling Person” shall have the meaning set forth in Section 1.55.

1.95         “SPARK” shall mean Trisalus’s single catheter infusion PEDD Device system, which includes a self-expanding tip, that is branded as the SPARK™ infusion system as of the Effective Date.

1.96          “Sublicensee” shall mean any Person who has received, directly or indirectly, from a Party a sublicense under any right granted to such Party by the other Party under this Agreement, which sublicense is granted in accordance with the terms and conditions of this Agreement.

1.97          “Term” shall have the meaning set forth in Section 11.1.

1.98         “Third Party” shall mean any Person other than NewCo, TriSalus and their respective Affiliates. For clarity, a Third Party for purposes of this definition includes any company other than NewCo and TriSalus.

1.99         “Third Party Combination Therapy” shall have the meaning set forth in Section 4.10.

1.100       “Third Party Drug Candidate” shall mean any pharmaceutical product or pharmaceutical product candidate, in any form or formulation, that is Controlled by a Third Party and is not a NewCo Drug Candidate.

1.101       “Training” shall have the meaning set forth in Section 2.29.

1.102       “TriSalus” shall have the meaning set forth in the first paragraph of this Agreement.

1.103       “TriSalus Improvements” shall have the meaning set forth in Section 8.2(a).

1.104       “TriSalus Indemnified Party” shall have the meaning set forth in Section 12.1.

1.105       “TriSalus IP” shall mean, collectively, the TriSalus Patent Rights and TriSalus Know-How.

1.106       “TriSalus Know-How” shall mean any Know-How that (a) TriSalus or any of its Affiliates Controls as of the Effective Date or that comes into the Control of TriSalus or any of its Affiliates during the Term (other than through the grant of a license by NewCo) and (b) is necessary or useful in the Development, Manufacture or Commercialization of the applicable PEDD Combination Therapies or PEDD Devices, excluding, following a Change of Control of TriSalus, any Know-How Controlled prior to such Change of Control by the acquirer or any of its Affiliates.

1.107       “TriSalus Manufacturing IP” shall mean any TriSalus IP that is necessary or useful in the Manufacture of the PEDD Device utilized in the applicable NewCo Combination Therapy.

1.108       “TriSalus Patent Right” shall mean any Patent Right that (a) TriSalus or any of its Affiliates Controls as of the Effective Date or that comes into the Control of TriSalus or any of its Affiliates during the Term (other than through the grant of a license by NewCo) and (b) claims any TriSalus Know-How, excluding, following a Change of Control of TriSalus, any Patent Right Controlled prior to such Change of Control by the acquirer or any of its Affiliates.

1.109       “TriSalus Territory” shall mean all territories outside Greater China.

1.110       “TriSalus Trademarks” shall have the meaning set forth in Section 2.24.

1.111       “U.S. License” shall have the meaning set forth in Section 4.11(a).

1.112       “U.S. NewCo Drug Candidate Patent Rights” shall have the meaning set forth in Section 8.3(a)(ii).

1.113        “U.S. Option” shall have the meaning set forth in Section 4.11(a).

1.114        “U.S. Option Notice” shall have the meaning set forth in Section 4.11(b).

ARTICLE 2

DISTRIBUTION OF PEDD DEVICES IN NEWCO TERRITORY

2.1           Grant of Distribution Rights. Subject to the terms and conditions of this Agreement, TriSalus hereby grants to NewCo, and NewCo hereby accepts, an exclusive, non-transferable and non- sublicensable (except as otherwise provided in Section 2.4 with respect to subdistributors) right to Distribute the PEDD Devices directly or through subdistributors (according to the terms of Section 2.4) to Customers in the NewCo Territory. NewCo shall not Distribute PEDD Devices within any portion of the NewCo Territory where such PEDD Devices have not received Regulatory Approval.

2.2           No Distribution Outside NewCo Territory. Notwithstanding the rights granted to NewCo to Distribute the PEDD Devices in Section 2.1, except as otherwise expressly provided in Section 7.8 with respect to PEDD Combination Therapies, NewCo shall not:

(a)           Distribute the PEDD Devices outside the NewCo Territory, or actively approach individual customers outside the NewCo Territory, including by direct mail or visits, or establish warehouses or distribution outlets outside the NewCo Territory for the PEDD Devices. NewCo shall refer to TriSalus any inquiries and leads that NewCo may receive for the purchase of PEDD Devices (or any other TriSalus products) for delivery to or use outside of the NewCo Territory;

(b)           Distribute any PEDD Device to any party if NewCo knows, or in the exercise of its reasonable good faith business judgment should know, that such Distribution will result in the Distribution of any PEDD Device outside of the NewCo Territory; or

(c)           conduct or authorize any person or entity to conduct any advertising primarily intended to be disseminated outside of the NewCo Territory for any PEDD Device, whether by means of television, radio, print media, outdoor, Internet, or any other means.

2.3           No Conflicts. NewCo represents and warrants to TriSalus that, except for the PEDD Devices, it does not currently Distribute any products that are competitive with, or substantially similar to, the PEDD Devices (“Competing PEDD Devices”). The Parties agree and acknowledge that Competing PEDD Devices include, but are not limited to, any and all standard end hole and balloon microcatheters. The Parties acknowledge that NewCo will be exposed to Confidential Information related to the functionality of and market for Competing PEDD Devices; and that in order to protect the value of such Confidential Information, NewCo agrees that, during the Term, and for a period of eighteen (18) months thereafter, it will not Distribute any Competing PEDD Devices in the NewCo Territory.

2.4           Subdistributors. NewCo may appoint Third Party sales organizations to Distribute PEDD Devices in the Territory in accordance with this Agreement, provided that (a) such Third Party is bound by a written agreement with NewCo at least as protective of TriSalus as this Agreement (with respect to such Third Party’s compliance with Anti-Corruption Laws and confidentiality provisions) and (b) NewCo remains fully responsible to TriSalus for the actions and omissions of each such Third Party (including any breach of this Agreement by such Third Party). Upon request, NewCo shall promptly provide to TriSalus the name and address of each such Third Party and a copy of the fully executed written agreement between NewCo and each such Third Party.

2.5           Forecasts. By the tenth (10th) day of each Calendar Quarter, NewCo shall provide TriSalus with a good-faith rolling forecast of the PEDD Devices that NewCo expects to order from TriSalus under this Agreement in the immediately succeeding twelve (12) month period (each, a “Forecast”). Each Forecast shall be provided in writing, in such form and by electronic or other means as TriSalus reasonably requests. NewCo shall use commercially reasonable efforts to ensure that its Forecasts are as accurate as possible. NewCo shall be responsible for purchasing up to 80 percent of its Forecasted amounts. TriSalus shall not be responsible to provide product quantities over 20 percent of the Forecasted amounts.

2.6           Orders. NewCo shall place Orders for PEDD Devices with TriSalus at least one- hundred eighty (180) days prior to the requested delivery date of such PEDD Devices. All Orders must, at a minimum, include the applicable part number(s), PEDD Device description(s), quantity(ies) ordered, Price(s), requested delivery date(s), export/import information and such other information as TriSalus may reasonably request from time to time to enable TriSalus to fill the Order. TriSalus shall deliver the PEDD Devices to NewCo according to the applicable part number, PEDD Device description, quantity ordered, price, delivery date and other information described in the Order. For each Order, the Prices for such PEDD Devices ordered by NewCo shall be calculated in accordance with the Pricing formula set forth in Section 2.11 based on the historical average COGS for such devices Manufactured by TriSalus over a six (6) month period, to be updated on January 1st and July 1st of each calendar year during the Term.

2.7           Acceptance, Suspension and Cancellation. Valid Orders will be binding within seven days of receipt by TriSalus. Once an Order is accepted by TriSalus and Down Payment is received, NewCo may cancel or reschedule such Order only with TriSalus’ prior written approval.

2.8           Order Terms. NewCo shall use TriSalus’s standard Purchase Order form to order PEDD Devices; however, the terms and conditions of this Agreement shall supersede any different, conflicting or additional terms on NewCo’s Orders, and TriSalus hereby expressly rejects any terms in any Order that are different from, in conflict with or in addition to the terms and conditions of this Agreement. If needed, NewCo and TriSalus may mutually agree to amend the Purchase Order form to be used to Order products under this Agreement to better reflect the operation of PEDD Device Distribution and PEDD Combined Therapy Development and Commercialization, However, this Agreement supersedes any such revision or amendment.

2.9           Delivery. All PEDD Devices delivered pursuant to this Agreement shall be suitably packed for shipment in TriSalus’ standard shipping cartons, marked for shipment and delivered to NewCo or its third party carrier, to be delivered Ex Works (Incoterms 2010) the TriSalus facility currently located at the address first listed above, at which time title to the PEDD Devices and risk of loss and damage shall pass to NewCo. Unless otherwise instructed in writing by NewCo, TriSalus shall select the carrier. All freight, insurance and other shipping expenses, as well as any special packing expenses, shall be paid by NewCo. NewCo shall also bear all applicable taxes, duties and similar charges that may be assessed against the PEDD Devices after delivery to the carrier at TriSalus’ facilities. Notwithstanding the passage of title under this Section 2.9, TriSalus retains and NewCo hereby grants a purchase-money security interest in each of the PEDD Devices, and in any proceeds from NewCo’s resale of the PEDD Devices, until the full invoice amount for such PEDD Device has been paid to TriSalus. NewCo shall be treated equally, proportional and not disadvantaged as compared to other TriSalus’ customers in the same class of trade with respect to the supply and delivery of PEDD Devices.

2.10         Return Authorizations. All PEDD Devices shall be deemed accepted by NewCo upon receipt. Notwithstanding the foregoing, NewCo may submit a warranty claim for any PEDD Devices that do not conform to the limited warranty granted to NewCo in accordance with Section 2.26 by requesting a return authorization from TriSalus by mail, facsimile, email or other electronic means with an explanation of the alleged defect. Within ten (10) days of NewCo’s receipt of such a return authorization, NewCo shall return such PEDD Devices to TriSalus with freight prepaid and bear the risk of loss during shipment. TriSalus shall reimburse NewCo for any costs of transportation incurred by NewCo in connection with the proper return to TriSalus of defective or non-conforming PEDD Devices. In addition, TriSalus shall exchange free of charge any PEDD Devices that are determined to be defective or non-conforming and which, therefore, do not comply with the TriSalus Limited Warranty (as set forth in Section 2.26). TriSalus’ shall abide by its policy in the determination of a defective or non-conforming product and procedures for return of such products as attached to this Agreement as Exhibit 2.10. In the case of improperly returned PEDD Devices, NewCo shall pay transportation charges in both directions. TriSalus’ determination as to whether PEDD Devices are defective or non-conforming shall be binding on the Parties. Except as provided in this Section 2.10, all PEDD Devices delivered under this Agreement are non-returnable.

2.11         Price. The price for each Current PEDD Device purchased by NewCo from TriSalus under this Agreement shall be as set forth in the table below (such price with respect to such Current PEDD Device, the “Price”). Pricing for Improved PEDD Devices shall be negotiated in good faith by the Parties and follow the same principle as pricing for the Current PEDD Devices (i.e., on a “COGS plus” basis). Notwithstanding anything to the contrary in this Agreement, the price for any PEDD Device supplied to NewCo under this Agreement shall not be greater than the price charged by TriSalus to other direct sale customers or distributors for the same Current PEDD Device during the same period based upon similar volume commitments.

Units of the Current PEDD Device per Calendar Year	Price
Less than [***] units	COGS plus [***]%
Equal to or greater than [***] units	COGS plus [***]%

2.12         Payment Terms. NewCo shall pay TriSalus an up-front payment of [***] percent ([***]%) (the “Down Payment”) for the first twelve (12) months of the Agreement and a [***] percent ([***]%) Down Payment thereafter. This amount shall be due for each Order within five (5) days of a valid binding Order, and NewCo shall pay the remaining balance within sixty(60) days from the invoice date, with invoices provided upon shipment of such Order.

2.13         Taxes. Prices are exclusive of all applicable taxes. NewCo agrees to pay its own taxes or other charges associated with the purchase, importation, delivery and Distribution of the PEDD Devices ordered hereunder, including sales, use, excise, value-added and similar taxes and all customs, duties or governmental impositions, but excluding taxes on TriSalus’ net income. Any such tax or duty that TriSalus may be required to collect or pay shall be paid by NewCo upon delivery of the PEDD Devices to NewCo. If there is an applicable tax exemption, the Parties agree to cooperate to provide documentation needed to claim the exemption for reimbursement. the Parties shall provide each other with official receipts issued by the appropriate taxing authority or such other evidence as is reasonably requested to establish that such taxes have been paid.

2.14         Diligence and Marketing Plans. NewCo shall use Commercially Reasonable Best Efforts to promote the marketing and sales of PEDD Devices in the NewCo Territory, either through direct sales or Third Party sales organizations information about which has been previously shared with the JSC. Without limitation to the foregoing, NewCo shall provide TriSalus: (a) twelve months 12) prior to the first Distribution of the PEDD Devices in the NewCo Territory, NewCo’s marketing plan for the PEDD Devices, which shall be updated annually thereafter (or more frequently upon TriSalus’ reasonable request if accepted by NewCo) (the “Marketing Plans”); and (b) additional reports and information in relation to the Distribution of the PEDD Devices in the NewCo Territory that TriSalus may reasonably request, including reports showing NewCo’s sales volumes during any specified period. Each Marketing Plan will include the elements listed in Exhibit 2.14 attached hereto. The Parties will agree to negotiate in good faith to establish annual minimum purchase requirements for PEDD Devices ninety (90) days prior to the start of each calendar year.

2.15         Promotional Materials. NewCo may use such advertising and promotional materials as TriSalus may provide from time to time. In addition, NewCo may create advertising and promotional materials for PEDD Devices (including translations of such materials into the native languages of the NewCo Territory), provided that NewCo shall ensure any and all promotional materials are in compliance with regulatory authorities in the NewCo Territories. NewCo agrees to modify any such materials if and as reasonably requested by TriSalus, prior to any use thereof.

2.16         Regulatory Approval. NewCo shall notify TriSalus promptly in writing upon becoming aware of any Regulatory Approval required for the Distribution of PEDD Devices in the NewCo Territory. If any such Regulatory Approvals are required in the NewCo Territory, then TriSalus shall, at its own expense, use commercially reasonable efforts to obtain Regulatory Approvals. In order to expedite Regulatory Approval, TriSalus shall fully cooperate and consult with NewCo to obtain such approval. Such Regulatory Approvals shall be owned by and obtained in the name of TriSalus except as otherwise required under Applicable Laws. Upon request, NewCo shall promptly execute such documents and instruments and take such further actions as necessary or useful to evidence TriSalus’ ownership of such Regulatory Approvals. TriSalus will provide NewCo with a regulatory development plan showing expected timelines for Regulatory Approvals of PEDD Devices in the NewCo Territory. TriSalus will initiate the registration process of SPARK in mainland China within sixty (60) days of the Effective Date of this Agreement. TriSalus will initiate the registration process of PRVI in mainland China within sixty (60) days after submission of the regulatory application of such device in the United States.

2.17         Modifications for NewCo Territory. NewCo shall be responsible for any internal and out-of-pocket costs that are incurred in customizing or optimizing any PEDD Device for the specific requirements of the NewCo Territory, including modifications to such PEDD Device as a result of drug choice, local regulatory requirements or additional testing needed to satisfy local requirements. Any such modifications shall be made by TriSalus or its designee in accordance with a plan and budget approved by the JSC, and NewCo shall not have any right to further modify any PEDD Device. NewCo shall reimburse TriSalus for such internal and out-of-pocket costs incurred by TriSalus in accordance with such plan and budget, within thirty (30) days after delivery of an invoice therefor. Except as provided in this Section 2.17 and Section 6.5, TriSalus shall have the right to modify the specifications of any PEDD Device as TriSalus may deem necessary or desirable from time to time, without NewCo’s consent; provided that such modification shall not adversely affect NewCo’s rights and interests under this Agreement (including but not limited to Distribution and Commercialization of PEDD Devices and ongoing PEDD Combination Therapy clinical trial).

2.18         Legal Compliance. NewCo shall comply with Applicable Laws as they relate to the Distribution of PEDD Devices in the Territory. Without limiting the foregoing:

(a)           Prior to placing the first Order under Section 2.6, NewCo shall be registered with Regulatory Authorities and shall hold a valid resale permit or license for the NewCo Territory as may be required under Applicable Laws.

(b)           NewCo shall maintain adequate written procedures for warehouse control and Distribution of PEDD Devices, including handling, storage and shipment, and adequate records of shipments to Customers for at least [***] years or until the end of the useful life of the PEDD Devices, whichever is longer, all in accordance with Applicable Laws. Such records shall be made available to TriSalus or its representative for inspection, upon request, and shall be in such a form as to enable TriSalus or Regulatory Authorities to trace the location of all PEDD Devices.

(c)           NewCo shall comply with Applicable Laws with regard to timely reporting of adverse events and deficiencies of the PEDD Devices in the NewCo Territory, and shall immediately (and in any event within forty eight (48) hours) notify TriSalus of any such adverse events. In addition, NewCo shall promptly notify TriSalus of all written and oral complaints of any kind concerning the PEDD Devices, but in no event more than two (2) Business Days following NewCo’s receipt of such complaints. NewCo shall also provide additional information and documentation as may be requested by TriSalus within twenty-four (24) hours of such request. NewCo shall cooperate with TriSalus in the resolution of such complaints, and shall take such action to resolve such complaints as may be reasonably requested by TriSalus. NewCo shall maintain records of all complaints relating to the PEDD Devices for the longer of the period required by Applicable Laws or as TriSalus may reasonably request and shall make such records available to TriSalus for inspection and copying upon request.

2.19         Qualified Personnel. NewCo shall ensure that NewCo personnel performing under this Agreement have appropriate technical skills, training, experience and expertise with respect to the PEDD Devices to enable NewCo to perform its responsibilities set forth herein. All NewCo personnel performing NewCo’s obligations with respect to Distribution and support of PEDD Devices under this Agreement shall have attended Training as set forth in Section 2.29 or received other training on the operation and use of PEDD Devices satisfactory to TriSalus.

2.20         Recalls. NewCo agrees that, if NewCo discovers or becomes aware of any fact, condition, circumstance or event (whether actual or potential) concerning or related to any PEDD Device which may reasonably require a recall, market withdrawal, safety alert, or field correction in the NewCo Territory under Applicable Law (each, a “Recall”), then NewCo shall promptly communicate such fact, condition, circumstance or event to TriSalus within twenty-four (24) hours. In the event (a) any Regulatory Authority requests a Recall for any PEDD Device, (b) a court of competent jurisdiction orders a Recall or (c) TriSalus determines, in its sole discretion, that a Recall of any PEDD Device should be conducted, NewCo shall promptly implement any such Recall in the NewCo Territory, but in any event not later than forty-eight (48) hours following receipt of notice from TriSalus. TriSalus shall be responsible for communicating with Regulatory Authorities and for submitting any necessary reports (e.g., corrections and removals reports) related to any Recall; and NewCo shall reasonably assist in connection therewith. The costs and expenses associated with implementation of any such Recall shall be borne by the Party whose actions or omissions caused the Recall to be necessary or deemed advisable.

2.21         Packaging. NewCo shall not repackage the PEDD Devices and shall only Distribute the PEDD Devices in the same packaging as originally received from TriSalus. In addition, except for the addition of information required by Applicable Law, NewCo shall not re-label PEDD Devices supplied to NewCo by TriSalus hereunder without the prior written consent of TriSalus. Without limiting the foregoing, NewCo and TriSalus shall mutually agree on the packaging (including any translations on or within the packaging) of any PEDD Combination Therapy.

2.22         Distribution Inspections. Upon reasonable advanced written notice to NewCo, TriSalus shall have the right for it or its representatives to inspect NewCo and its facilities to confirm compliance with the obligations of this Agreement [***], or at such other frequency as is reasonably necessary for TriSalus to comply with Applicable Laws.

2.23         Reverse Engineering. NewCo shall not (a) modify any PEDD Device without the prior written approval of TriSalus or (b) reverse engineer, decompile, or disassemble any PEDD Device, or encourage or assist any Third Party in doing so, and NewCo shall promptly notify TriSalus in writing if NewCo becomes aware of any Third Party engaging in any of the activities described in the foregoing clauses (a) and (b).

2.24         TriSalus Trademarks. During the Term, NewCo shall have the right to indicate to the public that it is an authorized distributor of the PEDD Devices in the NewCo Territory and the right to advertise the PEDD Devices within the NewCo Territory under the trademarks and trade names that TriSalus may adopt from time to time for use in connection with the PEDD Devices (the “TriSalus Trademarks”), and NewCo shall Distribute the PEDD Devices in the NewCo Territory under the TriSalus Trademarks and the NewCo Trademarks. The TriSalus Trademarks shall at all times remain the exclusive property of TriSalus and all TriSalus Trademark use shall be limited to the business operation described in this Agreement..

2.25         Trademark Restrictions. All representations of the TriSalus Trademarks and NewCo Trademarks that the other Party intends to use shall be exact copies of those used by trademark owning company or shall first be submitted to the owning Party for written approval of design, color and other details. Neither Party shall engage in any activity which would adversely affect the name, reputation or goodwill of the other Party. In addition, both Parties shall fully comply with all reasonable guidelines, if any, concerning the use of the other Party’s Trademark. In no event may either party use or authorize any of the other Party’s Trademarks in any Internet domain name. Both Parties acknowledge the validity of the other Party’s Trademarks, and shall not challenge or assist others to challenge the other Party’s Trademarks or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar. Any violation of the foregoing shall be deemed a material breach of this Agreement that is incapable of cure, entitling either Party to terminate this Agreement immediately upon notice to the other Party. NewCo shall not alter or remove any of the TriSalus Trademarks affixed to the PEDD Devices by TriSalus or otherwise engage in any activity that would adversely affect the name, reputation, or goodwill of TriSalus or the PEDD Devices. Upon termination of this Agreement, NewCo shall immediately cease to use any and all of the TriSalus’ Trademarks unless needed for the continued Commercialization of the Combined PEDD Therapy.

2.26         Limited Warranty. TriSalus warrants to NewCo (and not to Customers) that the PEDD Devices are free from defects in workmanship and materials and conform to TriSalus’ published product specifications under normal use and care for a period of [***] from the date TriSalus tenders such PEDD Devices to a carrier for shipment. To the extent permitted under Applicable Law, TriSalus provides no warranties of any kind, whether express or implied, to Customers and NewCo shall be solely responsible for providing a warranty to Customers and handling Customer warranty claims and returns for allegedly non-conforming PEDD Devices. If a Customer contacts TriSalus with a warranty claim, TriSalus shall refer such Customer to NewCo. Any warranty made by NewCo to its Customers with respect to the PEDD Devices shall not obligate TriSalus in any way and NewCo shall retain full responsibility for the performance of any warranties extended to Customers. All NewCo warranty claims shall be made in accordance with Section 2.10. Subject to the foregoing and to Section 2.27, upon TriSalus’ confirmation of defects in workmanship or materials or a failure of a PEDD Device to conform to TriSalus’ specifications as warranted, TriSalus shall replace the PEDD Device (or any part or component thereof) or credit NewCo’s account for the Price paid therefor.

2.27         Warranty Limitations. The warranties in Section 2.26 shall not apply to PEDD Devices that have been modified or altered in any manner, or to defects caused: (a) through no fault of TriSalus during shipment to or from NewCo; (b) by the use or operation in an application or environment other than that intended or recommended by TriSalus or in the approved product labeling; (c) by service by anyone other than properly trained personnel of NewCo or TriSalus; (d) by accident, negligence, misuse or other causes other than normal use; or (e) by storage, usage or handling in any manner inconsistent with the PEDD Device label. Replacement PEDD Devices supplied under the warranties in Section 2.26 shall carry only the unexpired portion of the original warranty.

2.28         Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN AND EXCEPT FOR ANY LIABILITY FOR CLAIMS EXPRESSLY ASSUMED BY TRISALUS PURSUANT TO THE INDEMNIFICATION PROVISIONS OF 12.1, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE TOTAL AGGREGATE LIABILITY OF TRISALUS TO ANY PERSON WITH RESPECT TO NEWCO’S DISTRIBUTION OF PEDD DEVICES PURSUANT TO THIS AGREEMENT, WHETHER BASED ON CONTRACT, INCLUDING BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, SHALL IN NO EVENT EXCEED THE AMOUNT OF MONEY PAID TO TRISALUS BY NEWCO PURSUANT TO THIS AGREEMENT WITH RESPECT TO THE UNIT OR UNITS OF PEDD DEVICES INVOLVED IN THE INCIDENT GIVING RISE TO LIABILITY IN THE TWENTY-FOUR (24) MONTHS IMMEDIATELYPRIOR TO THE EVENT OR CIRCUMSTANCES GIVING RISE TO SUCH LIABILITY.

2.29         Training. To assist NewCo with the Distribution and support of PEDD Devices, TriSalus shall provide and NewCo personnel shall attend training on the operation and use of PEDD Devices provided by TriSalus (“Training”). TriSalus shall make such Training available at times reasonably convenient to the concerned personnel of both NewCo and TriSalus at a location mutually acceptable to both Parties. TriSalus will provide initial Training within a mutually-agreed time after the Effective Date, which Training will be updated annually on a schedule agreed to by the Parties. NewCo shall be solely responsible for all expenses incurred by NewCo associated with such training, including travel, lodging, local transportation and meal costs.

2.30         Customer Support NewCo shall use all Commercially Reasonable Best Efforts to provide support for all subdistributors, users and customers that have purchased PEDD Devices in the NewCo Territory and shall maintain facilities necessary to provide such customer support. NewCo shall facilitate and assist TriSalus in providing training for clinical sites as necessary for the conduct of clinical Development of PEDD Combination Therapies hereunder, and for two (2) years after first commercial sale of PEDD Devices in the NewCo Commercial Territory, any physician training required to properly use the PEDD Devices.

ARTICLE 3

NEW PEDD DEVICES

3.1           Notice of New PEDD Devices. In the event that, at any time during the Term, TriSalus Develops any single-use disposable intravascular access Pressure-Enabled Drug Delivery™ infusion system that has been or will be developed by TriSalus to be used for the loco-regional delivery of drugs for the treatment outside the scope of liver or pancreatic cancers, such infusion systems shall not be considered a Current PEDD Device or Improved PEDD Device (a “New PEDD Device”). Prior to the initiation of any discussion with a Third Party regarding Distribution, Commercialization or Manufacturing of a New PEDD Device in the NewCo Territory by TriSalus or any Third Party appointed by TriSalus, TriSalus shall provide NewCo with written notice of such New PEDD Device (including a description in reasonable detail of the specifications and any approved or proposed labeling for such New PEDD Device) (a “New PEDD Device Notice”), and NewCo shall notify TriSalus in writing within ten (10) Business Days after receipt of such New PEDD Device Notice (the “Response Period”) as to whether NewCo wishes to discuss the potential grant to NewCo of the exclusive, non-transferable right to Distribute such New PEDD Device directly or through Third Parties to Customers in the NewCo Territory (“New PEDD Device Distribution Rights”). If NewCo does not respond to TriSalus within the Response Period that NewCo is interested in engaging in such discussion with TriSalus, then TriSalus shall have no further obligation to NewCo with respect to that particular New PEDD Device.

3.2           Right of First Negotiation. If NewCo responds to TriSalus that NewCo is interested in further discussions regarding such New PEDD Device Distribution Rights, then TriSalus shall thereafter engage in good faith discussions with NewCo regarding the potential terms and conditions thereof for a period of up to [***]. TriSalus shall have the right to enter into or continue discussions with one or more Third Parties regarding such New PEDD Device Distribution Rights, in parallel with its discussions with NewCo. The Parties acknowledge and agree that the only obligations of TriSalus and NewCo under this Article 3 are as expressly stated herein, and there are no implied obligations relating to the matters contemplated herein. NewCo further acknowledges and agrees that TriSalus has no liability to NewCo if the Parties do not enter into a definitive agreement with respect to the grant of such New PEDD Device Distribution Rights to NewCo (which definitive agreement may take the form of a separate agreement or an amendment of this Agreement).

ARTICLE 4

PEDD COMBINATION THERAPIES

4.1           In General. The Parties shall collaborate with respect to the Development, Manufacture and Commercialization of PEDD Combination Therapies as set forth in this Article 4.

4.2           Initial PEDD Combination Therapies; Identification of Additional PEDD Combination Therapies. NewCo agrees that the Parties will collaborate on the identification of the Initial Drug Candidates as Initial PEDD Combination Therapies for the Designated Indications. The potential Initial Drug Candidates as of the Effective Date are attached hereto as Exhibit 1.45. Within ninety (90) days after the Effective Date, NewCo will provide regular updates to the JSC (i) on the progress of the Initial Drug Candidates; and (ii) on its progress on obtaining exclusive rights in the NewCo Territory to the Initial Drug Candidates in the field of loco-regional drug delivery utilizing TriSalus’ PEDD Devices, as required to conduct such Development. NewCo shall be responsible for the cost of obtaining such rights.

(b)           . At least on a semi-annual basis during the Term, the Parties shall provide a written report and continue to update the JSC on any potential additional NewCo Drug Candidates and Third Party Drug Candidates that may be suitable for Development as PEDD Combination Therapies. Notwithstanding anything to the contrary in this Agreement, NewCo shall have the sole right to decide whether to Develop any PEDD Combination Therapy for the NewCo Territory, provided that if TriSalus objects to such Development based upon safety issues supported by scientific evidence, then the Parties shall mutually agree to the final decision on whether to pursue such Development. If the Parties are unable to reach agreement on such decision, the matter may thereafter be resolved in accordance with Article 13. NewCo shall use Commercially Reasonable Best Efforts to acquire exclusive rights (by ownership, license or otherwise) to any NewCo Drug Candidates for Development, Manufacture and Commercialization in accordance with this Agreement.

4.3           Additional PEDD Combination Therapy Notices. From time-to-time during the Term, NewCo shall provide TriSalus with written notice of any PEDD Combination Therapy that NewCo elects to Develop for the NewCo Territory (a “PEDD Combination Therapy Notice”). Each PEDD Combination Therapy Notice shall include: relatively detailed summary including, but not limited to mechanism of action, potential Designated Indications, and current research and development status. The PEDD Combination Therapy Notice may be provided via electronic mail to the TriSalus Alliance Manager or by written notice to the JSC. The existence and contents of any PEDD Combination Therapy Notice shall be deemed to be the Confidential Information of NewCo. NewCo will not be required to disclose any information if such disclosure is prohibited by a Third Party confidential agreement.

4.4           NewCo Territory Development Plans. Each Party shall provide to the JSC, as appropriate, such information in its Control and relevant to the Development of the applicable PEDD Combination Therapy. Upon the identification of a NewCo Drug Candidate and prior to the initiation of a clinical trial, NewCo shall provide to the JSC an initial draft of the NewCo Territory Development Plan which shall include, but not limited to the targeted indications, the lead investigational site(s), and the patient enrollment plan (“NewCo Territory Development Plan”). TriSalus will provide comments, and shall recommend, without limitation, the particular PEDD Device to be utilized in the applicable PEDD Combination Therapy and the number of units of such PEDD Device to be supplied by TriSalus for clinical development of such PEDD Combination Therapy in the NewCo Territory pursuant to Section 6.2. The NewCo Territory Development Plan will be updated from time-to-time by NewCo and provided to the JSC.

4.5           Grant of Rights in NewCo Territory. Upon the Effective Date of this Agreement, TriSalus shall grant to NewCo the exclusive license and right under the TriSalus IP to Develop and Commercialize such PEDD Combination Therapies in the NewCo Territory, including, but not limited to an exclusive, royalty-free license under the TriSalus IP to conduct the clinical studies, in accordance with such NewCo Territory Development Plan required for Regulatory Approval of such PEDD Combination Therapy in the NewCo Territory. Except as provided in Section 4.8, the foregoing rights and licenses granted to NewCo pursuant to this Section 4.5 may be transferred or sublicensed by NewCo to a Third Party, provided that: (a) NewCo shall remain responsible under this Agreement for ensuring, and shall be liable to TriSalus for, the compliance of any such Third Party with this Agreement (i.e., a breach of this Agreement by such Third Party shall be deemed to be a breach of this Agreement by NewCo); (b) NewCo shall remain responsible for the payment to TriSalus of all amounts due under this Agreement; and (c) NewCo shall provide to TriSalus an unredacted copy of each such sublicense (or similar) agreement. For clarity, NewCo shall not have the right to Manufacture or modify any PEDD Device (for utilization in a PEDD Combination Therapy or otherwise), except as provided in Section 6.5.

4.6           NewCo Roles and Responsibilities in NewCo Territory.

(a)           Regulatory Approval for PEDD Combination Therapies. NewCo shall use Commercially Reasonable Best Efforts to Develop and Commercialize each PEDD Combination Therapy for the applicable Designated Indication in the NewCo Territory and to obtain any and all Regulatory Approvals for such PEDD Combination Therapy in the NewCo Territory at NewCo’s expense.

(b)           Rights to NewCo Drug Candidates. NewCo shall be responsible for securing all rights to each NewCo Drug Candidate as necessary to execute the applicable NewCo Territory Development Plan and to grant the corresponding U.S. Option to TriSalus for the NewCo Drug Candidates for which NewCo Controls U.S. rights. If NewCo does not Control such rights in the United States, NewCo will use Commercially Reasonable Best Efforts to assist TriSalus in negotiating such rights in the United States.

(c)           Development Costs. NewCo shall be responsible for the cost of all Development activities (including clinical studies) required to obtain any and all Regulatory Approvals for each PEDD Combination Therapy in the NewCo Territory.

(d)           Commercialization Plan. NewCo shall be responsible for developing a Commercialization Plan in a reasonable time prior to the launch for each PEDD Combination Therapy in the NewCo Territory. This plan shall be communicated to the JSC in a timely manner.

4.7	TriSalus Roles and Responsibilities in NewCo Territory.

(a)           Regulatory Approval for PEDD Devices. TriSalus shall be responsible for obtaining Regulatory Approvals for the applicable PEDD Devices utilized in each PEDD Combination Therapy in the NewCo Territory, as set forth in Section 2.16, at TriSalus’ expense.

(b)           Training Clinical Sites. TriSalus shall use Commercially Reasonable Best Efforts to train providers at the clinical study sites in the NewCo Territory in the operation and use of PEDD Devices as set forth in the applicable NewCo Territory Development Plan.

(c)           PEDD Devices for Clinical Trials. TriSalus shall provide NewCo with sufficient quantities of PEDD Devices to conduct clinical trials and obtain Regulatory Approval for each PEDD Combination Therapy in the NewCo Territory at no cost to NewCo except for transportation.

(d)           Supply. TriSalus shall use Commercially Reasonable Best Efforts to meet all supply needs of NewCo to support NewCo’s Commercialization Plan as it relates to PEDD Device sales individually, for use in PEDD Combination Therapies and clinical use.

4.8           Third Party Collaboration in NewCo Territory. Subject to the provisions of Section 4.10 hereof, the JSC shall review and comment on any proposed collaboration between NewCo and any Third Party relating to the Development or Commercialization of any Third Party Combination Therapies in the NewCo Territory. If such proposed collaboration (in TriSalus’ reasonable, good faith determination) may cause harm to TriSalus’ interests (e.g., a collaboration involving the use of a device that is competitive with the PEDD Devices or involving a Third Party that is engaged directly or indirectly in the Development, Manufacture or Commercialization of such competitive devices), NewCo shall not enter into any such collaboration with such Third Party, and the rights and licenses granted to NewCo pursuant to Section 4.5 may not be transferred or sublicensed by NewCo to such Third Party, without the prior written consent of TriSalus. Otherwise, NewCo shall have the sole right to form such collaborations with Third Parties in the NewCo Territory, subject to Sections 2.4 and 4.5.

4.9           Non-Competition.

(a)           NewCo and its Affiliates shall not work directly or with any Third Party device manufacturer on the Development, Manufacture or Commercialization of drug-device or biologic- device combination therapies based on NewCo Drug Candidates using any such devices that are competitive with the PEDD Devices in indications for the loco-regional delivery of drugs for the treatment of tumors in the liver or pancreas for which the PEDD Devices are an appropriate delivery system.

(b)           TriSalus and its Affiliates shall not work directly or with any Third Party drug developer in the Development, Manufacture or Commercialization in the NewCo Territory of drug- device or biologic-device combination therapies using any therapies that are competitive with any PEDD Combination Therapies in the NewCo Territory for the loco-regional delivery of drugs for the treatment of tumors in the liver or pancreas.

4.10          Third Party Combination Therapies. NewCo and TriSalus shall maintain the right to identify and contact Third Parties regarding the potential collaborative Development and Commercialization for the NewCo Territory of therapies utilizing PEDD Devices in combination with Third Party Drug Candidates (each, a “Third Party Combination Therapy”) for the treatment of tumors in the liver or pancreas. The JSC shall review and provide recommendations concerning such proposed Third Party collaborations, and TriSalus shall not, without the prior written consent of NewCo, enter into any such collaboration that the JSC reasonably believes would cause competition in the NewCo Territory with any NewCo Drug Candidate then undergoing clinical Development or Commercialization for the same or a similar indication as such Third Party Drug Candidate. Alternatively, if the JSC recommends that such a proposed Third Party collaboration would not cause such competition and would be mutually beneficial to the Parties and further the objectives of this Agreement, then NewCo shall have the option to negotiate with such Third Party the terms of a potential collaboration regarding such Third Party Combination Therapy for the treatment of tumors in the liver or pancreas utilizing TriSalus’ PEDD Devices in the NewCo Territory. For the avoidance of doubt, a therapy developed pursuant to this Agreement will be deemed a “Third Party Combination Therapy” regardless of whether the Regulatory Approval for such therapy specifies the use of the applicable PEDD Device in the labeling. In the event that NewCo enters into such a Third Party collaboration where the Third Party was initially introduced to the JSC by TriSalus, the JSC shall also establish a reasonable sharing of revenue or profits derived from such collaboration between NewCo and TriSalus taking into consideration relevant factors, including the market potential of the applicable Third Party Combination Therapy. The milestone and royalty payments for such Third Party collaborations where the Third Party was initially introduced by NewCo or its Affiliates are set forth in Section 7.7.

4.11         TriSalus Option in United States.

(a)           NewCo hereby grants to TriSalus at least two (2) options (the “U.S. Option”) to obtain an exclusive, non-transferable license (with the right to grant sublicenses through multiple tiers) under the NewCo IP to Develop, Manufacture and have Manufactured (as provided in Section 6.7) and Commercialize NewCo Drug Candidates as PEDD Combination Therapies in the United States (the “U.S. License”), excluding NewCo Drug Candidates with respect to which NewCo does not Control such rights in the United States. TriSalus’ ability to engage a Third Party manufacturer for any NewCo Drug Candidates under the U.S. License is subject to the Third Party rights granted to NewCo. For clarity, each clinical Designated Indication shall be considered a single option.

(b)           TriSalus has the right to exercise such U.S. Option with respect to the applicable PEDD Combination Therapy by providing NewCo with written notice of such exercise at any time during the Development of such PEDD Combination Therapy, or within [***] days after receipt of a written notice from NewCo of the availability of such U.S. Option (the “U.S. Option Notice”), which notice shall include the clinical trial results for the corresponding milestones as described in Section 7.4; provided that (i) NewCo shall not issue a U.S. Option Notice prior to the completion of a Phase I Clinical Study for the PEDD Combination Therapy unless the Parties otherwise agree, and (ii) TriSalus may on written notice to NewCo (delivered within such [***] day period) delay exercise until NewCo provides clinical data from a completed Phase II Clinical Study. If TriSalus exercises the U.S. Option with respect to a PEDD Combination Therapy, then the grant of the U.S. License with respect to such PEDD Combination Therapy shall thereupon automatically become effective and NewCo, its Affiliates and any Third Party licensor, shall not Develop or Commercialize the NewCo Drug Candidate utilized in such PEDD Combination Therapy in the United States in combination with any device that (in TriSalus’ reasonable, good faith determination) is competitive with any PEDD Device.

(c)           For NewCo Drug Candidates which NewCo in-licenses from the Third Parties referenced in Exhibit 4.11(c) (Initial Collaboration Company List) and Controls the right to Develop, Manufacture and Commercialize in the United States, NewCo shall not grant any of such rights to a Third Party unless and until NewCo has first granted the U.S. Option to TriSalus with respect to such NewCo Drug Candidate pursuant to Section 4.11(a). For any other NewCo Drug Candidates in- licensed from other Third Parties, upon request, NewCo shall use Commercially Reasonable Best Efforts to assist TriSalus in negotiating rights to such NewCo Drug Candidates in the United States.

In addition, if TriSalus enters into any collaborative agreement with any Third Party with the assistance of NewCo pursuant to which TriSalus obtains the exclusive right to Develop, Manufacture and Commercialize a NewCo Drug Candidate as a PEDD Combination Therapy in the United States, then NewCo shall be deemed to have fulfilled its obligation pursuant to Section 4.11(a) solely with respect to such NewCo Drug Candidate. For clarity, no amounts shall be due pursuant to Sections 7.4 or 7.5 with respect to such PEDD Combination Therapy and such collaborative agreement satisfies the requirement that NewCo has offered to TriSalus the U.S. Option with respect to such NewCo Drug Candidate in order to avoid the payment of retroactive license fees pursuant to Section 7.6.

(d)           TriSalus Shall use Commercially Reasonable Best Efforts to Develop and Commercialize the PEDD Combination Therapy in the United States subject to any U.S. Option after the exercise of such U.S. Option. If TriSalus fails to exercise the U.S. Option in accordance with Section 4.11(b) or elects not to pursue the Development and Commercialization following exercise of the U.S. Option, NewCo shall have the right to Develop and Commercialize the PEDD Combination Therapy in the U.S. subject to reimbursement of any payments made under Section 7.4 and Development costs incurred by TriSalus, and subject to the payment terms in Section 7.8.

4.12	Ex-Commercial Territory Sales; Export Monitoring.

(a)            Ex-Commercial Territory Sales. Subject to Applicable Laws, neither Party shall engage in any advertising or promotional activities relating to any PEDD Combination Therapy directed primarily to customers or other buyers or users of such PEDD Combination Therapy located outside its Commercial Territory or accept orders for such PEDD Combination Therapy from or sell such PEDD Combination Therapy into the other Party’s Commercial Territory for its own account, and if a Party receives any order for such PEDD Combination Therapy in the other Party’s Commercial Territory, it shall refer such orders to the other Party.

(b)           Export Monitoring. Each Party shall use commercially reasonable efforts to monitor and prevent exports of any PEDD Combination Therapy from its own Commercial Territory for Commercialization in the other Party’s Commercial Territory using methods permitted under Applicable Laws that are commonly used in the industry for such purpose, and shall promptly notify the other Party of any such exports of such PEDD Combination Therapy from its Commercial Territory, and any actions taken to prevent such exports. Each Party agrees to take reasonable actions requested in writing by the other Party that are consistent with Applicable Laws to prevent exports of such PEDD Combination Therapy from its Commercial Territory for Commercialization in the other Party’s Commercial Territory.

4.13         Safety Reporting. The Parties agree to cooperate to develop an operational strategy to share and comply with regulatory reporting requirements in regards to global efficacy and safety clinical data with respect to PEDD Combination Therapies, as required by relevant Regulatory Authorities in the NewCo Territory and the United States.

4.14	Data Sharing.

(a)            Each Party shall promptly disclose to and share with, or cause to be disclosed to and shared with, the other Party, at no cost to the other Party, the Clinical Data or Filings, written or electronic, generated by or otherwise coming into the Control of such Party or any of its Affiliates in connection with the Development, Manufacture or Commercialization of any PEDD Combination Therapy.

(b)            Each Party disclaims any representation or warranty that Clinical Data or Filings provided pursuant to Section 4.14(a) shall meet the requirements of any particular country, or that such Clinical Data or Filings shall be adequate or usable by the other Party in connection with seeking any Regulatory Approval in any particular country.

(c)            Subject to Section 4.14(d), each Party and its Affiliates and Sublicensees shall have the right as set forth in this Section 4.14(c)to use, without additional payment, any and all Clinical Data or Filings provided pursuant to Section 4.14(a) to support any regulatory filings for PEDD Combination Therapies (i) in the NewCo Territory, in the case of NewCo and its Affiliates and Sublicensees, or (ii) in the United States, in the case of TriSalus and its Affiliates and Sublicensees. Without limiting the foregoing, each Party hereby grants to the other Party and its Affiliates and Sublicensees a Right of Reference to any and all Clinical Data or Filings provided pursuant to Section 4.14(a), for regulatory filings (A) in the NewCo Territory, in the case of NewCo and its Affiliates and Sublicensees, or (B) in the United States, in the case of TriSalus and its Affiliates and Sublicensees.

(d)           Each Party shall use commercially reasonable efforts to obtain from each Affiliate or Sublicensee (i) an obligation by the Affiliate or Sublicensee to disclose to and share with such Party (for disclosure to and sharing with the other Party as set forth in Section 4.14(a)) any and all Clinical Data or Filings generated by or otherwise coming into the Control of such Affiliate or Sublicensee, and (ii) the right of the other Party and its Affiliates and Sublicensees to disclose and to use such Clinical Data or Filings as set forth in Section 4.14(c).

4.15         Record Keeping. Each Party and its Affiliates shall keep, and shall cause any Sublicensees to keep, complete and accurate books and records, in sufficient detail (and in good scientific manner appropriate for patent and regulatory purposes, when applicable) that fully and properly reflect all work performed and results achieved in the Development of PEDD Combination Therapies under this Agreement. Each Party shall retain such books and records for a period of at least [***] years after the end of the Calendar Year in which they were generated or for such longer period to the extent required by Applicable Law.

4.16         No Implied Rights. Except as expressly provided in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right with respect to any intellectual property of such Party.

ARTICLE 5

GOVERNANCE

5.1	Joint Steering Committee.

(a)            Formation of JSC. TriSalus and NewCo shall establish a joint steering committee (“JSC”). The JSC’s primary purpose is to serve as a forum to facilitate communication between the Parties, and to perform such other activities, as set forth in this Agreement. The JSC shall be comprised of an equal number of representatives from each Party with appropriate expertise and seniority to perform the responsibilities of the JSC. The JSC may change its size from time to time by mutual agreement of the Parties. The initial members of the JSC are as set forth on Exhibit 5.1(a), and each Party may replace one or more of its representatives from time to time upon written notice to the other Party.

(b)           Chairperson and Secretary of the JSC. The JSC shall have a chairperson and secretary who shall rotate on an annual basis between the Parties. The chairperson and secretary shall not be from the same Party at the same time. The chairperson shall be responsible for scheduling meetings of the JSC, preparing agendas for meetings and sending to all JSC members notices of all regular meetings and agendas for such meetings reasonably in advance of such meetings. The chairperson shall solicit input from both Parties regarding matters to be included on the agenda, and any matter either Party desires to have included on the agenda shall be included for discussion. Nothing herein shall be construed to prohibit the JSC from discussing or acting on matters not included on the applicable agenda. The secretary shall record the minutes of each meeting of the JSC, circulate copies of meeting minutes to the Parties and each JSC member promptly following the applicable meeting for review, comment and approval by the JSC members and finalize approved meeting minutes. The chairperson shall be a member of the JSC but the secretary need not be a member of the JSC.

(c)           Meetings. JSC meetings shall take place at least once each Calendar Quarter, unless otherwise mutually agreed by the Parties. The initial meeting of the JSC shall be held within sixty (60) days after the Effective Date. Either Party may call a special meeting of the JSC upon at least fifteen (15) days written notice to the other Party’s members of the JSC (or upon such shorter notice as exigent circumstances may require). Such written notice shall include an agenda for the special meeting. In-person meetings, including special meetings, of the JSC shall alternate between the offices of the Parties, unless otherwise mutually agreed by the Parties. Meetings of the JSC may be held by teleconference, by videoconference or in-person. Meetings of the JSC shall be effective only if at least one (1) representative of each Party is in attendance or participating in the meeting.

Members of the JSC shall have the right to participate in the meetings held by teleconference or videoconference. In addition, the JSC may act on any matter or issue without a meeting if it is documented in a written consent signed by each member of the JSC.

5.2	Decision Making.

(a)            Matters Before The JSC. For the matters to be discussed by the JSC (set forth in Section 5.1(a)), decisions of the JSC shall be made by unanimous agreement of both Parties’ representatives. If the JSC cannot or does not reach unanimous agreement on a matter within the purview of the JSC, then such matter may be referred for resolution as set forth in Sections 5.2(b)and 5.2(c).

(b)           JSC Dispute Resolution. If the JSC cannot resolve any matter within its purview by unanimous agreement, the matter may be referred by either Party to the Executive Officers, who shall meet promptly (and in any event within ten (10) days after such matter is referred to the Executive Officers) in an effort to resolve the matter. If, after good faith negotiation for up to thirty (30) days following referral of a matter to the Executive Officers, the Executive Officers are unable to reach consensus on the matter, any matter as to which one Party has final decision making authority (as described below in Section 5.2(c)) may thereafter be resolved as determined by such Party and any other matter may thereafter be resolved in accordance with Section 13.2.

(c)           Allocation of Final Decision Making Authority. Final decision making authority shall be allocated to NewCo and TriSalus in regard to certain matters, as set forth in this Agreement or as otherwise agreed to in writing by the Parties. Each Party shall exercise its final decision making authority described herein in a manner consistent with the terms and conditions of this Agreement.

5.3           Alliance Managers. . Promptly after the Effective Date, each Party shall appoint an individual (other than an existing member of the JSC) to act as the alliance manager for such Party (each, an “Alliance Manager”). The Alliance Managers shall be the primary point of contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate communication regarding all activities hereunder. Each Alliance Manager shall thereafter be permitted to attend meetings of the JSC as a nonvoting observer, subject to the confidentiality provisions of Article 9.

The Alliance Managers shall lead the communications between the Parties and shall be responsible for following-up on decisions made by the JSC.

ARTICLE 6

MANUFACTURE AND SUPPLY

 6.1          PEDD Devices for Distribution in NewCo Territory. TriSalus shall Manufacture (or have Manufactured by one or more Third Party contract manufacturers) and supply NewCo with PEDD Devices for Distribution in the NewCo Territory as set forth in Article 2.

6.2           PEDD Devices for Clinical Studies of PEDD Combination Therapies in NewCo Territory. TriSalus, at its expense, shall Manufacture (or have Manufactured by one or more Third Party contract manufacturers) and supply NewCo with PEDD Devices for use in clinical studies necessary to obtain Regulatory Approvals for the applicable PEDD Combination Therapy in the NewCo Territory in such quantities and in accordance with such delivery schedule as set forth in the applicable NewCo Territory Development Plan. NewCo shall provide TriSalus with a formal order for such clinical supply at least [***] months prior to the requested delivery date, and TriSalus shall provide such clinical supply requirements to NewCo by the delivery date, which PEDD Devices for clinical supply shall be Manufactured in accordance with specifications and in a configuration meeting applicable regulatory requirements.

6.3           PEDD Devices for Commercial Distribution of PEDD Combination Therapies in NewCo Territory. TriSalus shall Manufacture (or have Manufactured by one or more Third Party contract manufacturers) and supply NewCo with PEDD Devices for commercial use in PEDD Combination Therapies in the NewCo Territory, in accordance with the terms and conditions of a commercial supply agreement to be negotiated in good faith and entered into by the Parties not later than twelve (12) months prior to the estimated date of Regulatory Approval of the first PEDD Combination Therapy in NewCo Territory (the “Commercial Supply Agreement”). Such Commercial Supply Agreement shall contain commercially reasonable terms and conditions including forecasting, ordering and delivery terms consistent with Sections 2.5, 2.6, and 2.7 hereof, mutatis mutandis. TriSalus shall be responsible for the manufacture of PEDD Devices in accordance with Applicable Laws and Regulatory Approvals.

6.4           COGS Reduction Plan. [***].

6.5           Continuity of Manufacturing. TriSalus shall continue to supply to NewCo the specific versions of the PEDD Devices used for PEDD Combination Therapies to support their clinical Development and Commercialization in the NewCo Territory, in accordance with the terms and conditions of this Agreement and the Commercial Supply Agreement, in the event that TriSalus decides only to promote one or more other versions of the PEDD Devices. Notwithstanding anything to the contrary under this Agreement, if any of the following events occurs: (i) TriSalus (or its successor) ceases to do business in the ordinary course (such as resulting from a voluntary or involuntary bankruptcy proceeding that is not dismissed within sixty (60) days after initiation) or (ii) TriSalus fails to satisfy at least 80% of the quantities specified in valid Orders of PEDD Devices submitted in any Calendar Year in accordance with the terms and conditions of this Agreement or the Commercial Supply Agreement, and fails to supply product in a proportional manner as required by Section 2.9, TriSalus shall grant NewCo an exclusive, non-transferable, non-sublicensable, royalty- free license under the TriSalus Manufacturing IP as necessary for NewCo to Manufacture PEDD Devices for uses permitted in this Agreement for the treatment of tumors in the liver or pancreas. Such license will be used consistently by NewCo with the rights it currently holds at the time of the occurrence of the above events and the scope of this Agreement. TriSalus will also provide appropriate training and assistance through personnel with relevant expertise, as necessary for NewCo to continue Manufacturing of the PEDD Devices for sale in the NewCo Territory, which license shall remain in effect until such time as TriSalus regains the ability to supply such PEDD Devices in accordance with the terms and conditions of this Agreement and the Commercial Supply Agreement.

6.6           Inspection of TriSalus Manufacturing Facilities. Upon reasonable advanced notice to TriSalus, NewCo shall have the right for it or its representatives to inspect TriSalus manufacturing facilities to confirm compliance with the obligations of this Agreement with respect to the Manufacture of PEDD Devices supplied to NewCo; provided that such inspections occur not more than [***], or at such other frequency as is reasonably necessary for NewCo to comply with Applicable Laws.

6.7           NewCo Drug Candidate for United States. In the event that NewCo, prior to the commencement of such Manufacturing of the applicable NewCo Drug Candidate by or on behalf of TriSalus, is Manufacturing such NewCo Drug Candidate in compliance with Applicable Laws (including FDA regulations) in the United States, and has capacity to Manufacture sufficient quantities for Development and Commercialization in the United States, the Parties shall negotiate in good faith and enter into a supply agreement under which NewCo would supply such NewCo Drug Candidate to TriSalus for Development and Commercialization in the United States, under commercially reasonable terms and conditions (including the supply price, which shall not be greater than the price that would be charged by a reputable contract manufacturing organizations based upon similar volume commitments). In the event NewCo is unable or unwilling to Manufacture the NewCo Drug Candidate for TriSalus, NewCo hereby grants to TriSalus an exclusive, royalty-free license under the NewCo Manufacturing IP to manufacture NewCo Drug Candidates utilized in PEDD Combination Therapies for which TriSalus exercises the U.S. Option, for purposes of Development and Commercialization of such PEDD Combination Therapies in the United States. Such license includes the right to have such NewCo Drug Candidates Manufactured on TriSalus’ behalf by one or more Third Party contract manufacturers and to grant sublicenses to such Third Parties for such purpose. Upon request and without additional consideration, NewCo shall promptly license to TriSalus (or its designated Third Party contract manufacturer) all Know-How included in the NewCo Manufacturing IP, and provide appropriate training and assistance through personnel with relevant expertise, in order to enable Manufacturing of the applicable NewCo Drug Candidate(s).

ARTICLE 7

CONSIDERATION.

7.1           Upfront Payment. Not later than ten (10) days after the Effective Date, NewCo (or its related third party) shall pay $10,000,000 to TriSalus and TriSalus shall issue to NewCo (or its related third party) a convertible promissory note in such amount in substantially the form attached hereto as Exhibit 7.1 (the “Note”).

7.2           Milestones Payments for PEDD Combination Therapies in the NewCo Territory. With respect to each PEDD Combination Therapy, within ten (10) Business Days following receipt of Regulatory Approval for such PEDD Combination Therapy in the NewCo Territory NewCo shall pay TriSalus a milestone payment in the amount of $2,500,000.

7.3           Royalty Payments for PEDD Combination Therapies in the NewCo Territory. NewCo shall pay to TriSalus royalties in respect of annual Net Sales of each PEDD Combination Therapy in the NewCo Territory during each Calendar Year of the applicable Royalty Term, at the marginal royalty rates set forth in the table below. For clarity, “Net Sales” excludes any sales of NewCo Drug Candidates that have been developed independently of any PEDD Devices, and which are therefore not PEDD Combination Therapies.

Portion of Annual Net Sales of the applicable PEDD Combination Therapy in the NewCo Territory	Marginal Royalty Rate
Less than [***]	[***]	%
Equal to or exceeding [***]	[***]	%

7.4           Payments for U.S. Option. With respect to each PEDD Combination Therapy that is subject to the U.S. Option, in connection with exercise of such U.S. Option by TriSalus, TriSalus shall pay NewCo the amount of (a) $0 upon such exercise if such exercise occurs before the initiation of a Phase I Clinical Study in China for the NewCo Drug Candidate utilized in such PEDD Combination Therapy; (b) $2,500,000 upon such exercise if such exercise occurs after initiation of a Phase I Clinical Study in China and before the initiation of a Phase II Clinical Study in China for the NewCo Drug Candidate utilized in such PEDD Combination Therapy; (c) $5,000,000 upon such exercise if such exercise occurs after initiation of a Phase II Clinical Study in China for such NewCo Drug Candidate and before the initiation of a Phase III Clinical Study in China for the NewCo Drug Candidate utilized in such PEDD Combination Therapy; (d) $7,000,000 upon such exercise if such exercise occurs after the initiation of a Phase III Clinical Study in China for the NewCo Drug Candidate utilized in such PEDD Combination Therapy and before Regulatory Approval for such NewCo Drug Candidate in China utilized in such PEDD Combination Therapy (which Regulatory Approval specifies the use of the applicable PEDD Device in the labeling) or PEDD Combination Therapy in China (as applicable, and whichever occurs earlier); and (e) $10,000,000 within ten (10) Business Days following the receipt of Regulatory Approval for such NewCo Drug Candidate in China (which Regulatory Approval specifies the use of the applicable PEDD Device in the labeling) or PEDD Combination Therapy in China (as applicable, and whichever occurs earlier).

7.5           Royalty Payments for PEDD Combination Therapies in the United States. If TriSalus exercises the U.S. Option with respect to a PEDD Combination Therapy, then TriSalus shall pay to NewCo royalties in respect of annual Net Sales of such PEDD Combination Therapy in the United States during each Calendar Year of the applicable Royalty Term, at the marginal royalty rates set forth in the table below. For clarity, “Net Sales” excludes any sales of PEDD Devices that have been developed independently of any NewCo Drug Candidates, and which are therefore not PEDD Combination Therapies.

Portion of Annual Net Sales of the applicable PEDD Combination Therapy in the United States	Marginal Royalty Rate
Less than [***]	[***]	%
Equal to or exceeding [***]	[***]	%

7.6           Payments for No U.S. Option. If NewCo fails to offer TriSalus the U.S. Option that satisfies the criteria set forth in Section 4.11(a), with the same payment and royalty terms as set forth in Sections 7.4 and 7.5 (whether or not TriSalus chooses to exercise such option) (a) with respect to at least one (1) NewCo Drug Candidate, which is then undergoing human clinical studies in China, within five (5) years from the date of SPARK Regulatory Approval in China, then NewCo shall pay TriSalus a retroactive license fee in the amount of $5,000,000 upon the fifth (5th) anniversary of such date, and (b) with respect to at least one (1) additional NewCo Drug Candidate, which is then undergoing human clinical studies in China, within seven (7) years from the date of SPARK Regulatory Approval in China, then NewCo shall pay TriSalus an additional retroactive license fee in the amount of $5,000,000 upon the seventh (7th) anniversary of such date. For clarity, if TriSalus enters into any collaborative agreement with any Third Party with the assistance of NewCo pursuant to which TriSalus obtains the exclusive right to Develop, Manufacture and Commercialize a NewCo Drug Candidate as a PEDD Combination Therapy in the United States with the same payment and royalty terms as set forth in Sections 7.4 and 7.5, in accordance with Section 4.11(c), then NewCo shall be deemed to have offered TriSalus the U.S. Option with respect to such NewCo Drug Candidate for purposes of this Section 7.6. NewCo shall provide TriSalus a formal U.S. Option Notice as described in Section 4.11(b). During the option period, TriSalus can request additional data needed to determine if it wants to exercise such option as set forth in Section 4.11(b). If TriSalus is offered a U.S. Option, but elects not to exercise it or fails to respond to such U.S. Option Notice within ninety (90) days of such notice in accordance with the provisions of Section 4.11(b), NewCo will have fulfilled its obligations with respect to such U.S. Option for purposes of this Section 7.6.

7.7           Milestone and Royalty Payments for Third Party Combination Therapies. In the event that NewCo enters into a Third Party collaboration with respect to a Third Party Combination Therapy in the NewCo Territory pursuant to Section 4.10, which collaboration was proposed by NewCo or any of its Affiliates: (a) within thirty (30)days following the earlier of (i) receipt of Regulatory Approval for such Third Party Combination Therapy in the NewCo Territory and (ii) the First Commercial Sale of such Third Party Combination Therapy in the NewCo Territory, NewCo shall pay TriSalus a milestone payment in the amount of $2,500,000; and (b) NewCo shall pay to TriSalus royalties, on a Third Party Combination Therapy-by-Third Party Combination Therapy basis, in respect of annual Net Sales of each Third Party Combination Therapy in the NewCo Territory during each Calendar Year of the applicable Royalty Term, at the marginal royalty rates set forth in the table below. For clarity, “Net Sales” excludes any sales of Third Party Drug Candidates that have been developed independently of any PEDD Devices, and which are therefore not Third Party Combination Therapies.

Portion of Annual Net Sales of the applicable Third Party Combination Therapy in the NewCo Territory	Marginal Royalty Rate
Less than [***]	[***]	%
Equal to or exceeding [***]	[***]	%

7.8           Milestone and Royalty Payments following Non-Exercise of U.S. Option. If TriSalus elects not to exercise the U.S. Option with respect to the applicable PEDD Combination Therapy, then at NewCo’s request, the Parties shall negotiate in good faith the terms and conditions for the supply of PEDD Devices. NewCo has the right to Develop and Commercialize such PEDD Combination Therapy in the United States and TriSalus shall supply, pursuant to the above terms and conditions, the PEDD Device utilized in such PEDD Combination Therapy. TriSalus shall reasonably assist NewCo with obtaining Regulatory Approval for such NewCo Drug Candidate in the United States and related regulatory matters in the United States, and that NewCo and its Affiliates shall not Develop or Commercialize such NewCo Drug Candidate in the United States in combination with any device that (in TriSalus’ reasonable, good faith determination) is competitive with any PEDD Device. For the applicable PEDD Combination Therapy in the United States, NewCo shall pay TriSalus: (a) the amount of $10,000,000 within ten (10) Business Days following the receipt of Regulatory Approval (which approval specifies the use of TriSalus’ PEDD Device in the regulatory label) in the United States for the NewCo Drug Candidate utilized in such PEDD Combination Therapy; and (b) royalties in respect of annual Net Sales of such PEDD Combination Therapy in the United States during each Calendar Year of the applicable Royalty Term, at the marginal royalty rate as set forth in the table below. For clarity, “Net Sales” excludes any sales of NewCo Drug Candidates that have been developed independently of any PEDD Devices, and which are therefore not PEDD Combination Therapies.

Portion of Annual Net Sales of the applicable PEDD Combination Therapy in the United States	Marginal Royalty Rate
Less than [***]	[***]	%
Equal to or exceeding [***]	[***]	%

7.9           Royalty Payments; Financial Reports and Records. Within thirty (30) days after the close of each Calendar Quarter in which there are any Net Sales subject to the payment of royalties under this Agreement, Payor shall furnish to Payee a statement setting forth such Net Sales for each applicable country during such Calendar Quarter, and a calculation of royalties due pursuant to this Agreement (including any currency conversions). The amount of the royalty payment due to Payee with respect to such Calendar Quarter shall be paid by Payor within ten (10) Business Days following the delivery of each royalty report (subject to foreign exchange approval process). Interest shall accrue on any payments due under this Agreement (including royalties and amounts due under Section 2.12) not paid when due through and including the date upon which Payee is paid in full at a rate equal to the lesser of (a) one percent (1%) per month and (b) the maximum interest rate allowed by Applicable Laws. Notwithstanding the foregoing, Payor will provide Payee with an estimate of its Net Sales on a Calendar Quarterly basis.

7.10         Taxes. Payor shall make all payments to Payee under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by Applicable Laws in effect at the time of payment. Any tax required to be withheld on amounts payable under this Agreement shall promptly be paid by Payor on behalf of Payee to the appropriate governmental authority, and Payor shall furnish Payee with proof of payment of such tax. Any such tax required to be withheld shall be an expense of and borne by Payee. Payor and Payee shall cooperate with respect to all documentation required by any governmental authority or reasonably requested by Payor to secure a reduction in the rate of applicable withholding taxes. If Payor had a duty to withhold taxes in connection with any payment it made to Payee under this Agreement but Payor failed to withhold, and such taxes were assessed against and paid by Payor, then Payee shall indemnify Payor from and against such taxes (including interest).

7.11         Foreign Exchange. With respect to Net Sales invoiced or expenses incurred in a currency other than United States dollars, such Net Sales invoiced or expenses incurred shall be converted into the United States dollars equivalent using a rate of exchange equal to the average rate of exchange to the U.S. dollar during the three month period preceding the date of the corresponding royalty is paid as published by the Wall Street Journal.

7.12         Records; Audits. Payor shall keep, and shall require its Affiliates and Sublicensees to keep, complete and accurate books of accounts and records for the purpose of determining the basis and accuracy of payments to be made under this Agreement, including royalties. Such records shall be kept in accordance with GAAP (with respect to a Chinese entity, the Chinese generally accepted accounting standards) and such entity’s usual internal practices and procedures (which shall be commercially reasonable) consistently applied. Such books and records shall be kept for at least [***] following the end of the Calendar Year to which they pertain. Such records shall be open for inspection by Payee during such [***] period by independent accountants reasonably acceptable to Payor, solely for the purpose of verifying the basis and accuracy of payments made hereunder. Such inspections shall be made no more than once each Calendar Year, at a reasonable time and on reasonable notice, and shall be limited to information related to the applicable payments. Results of any such inspection shall be deemed to be the Confidential Information of Payor, and any such independent accountant shall be required to enter into a customary confidentiality agreement with Payor. If any errors in favor of Payor are discovered in the course of such inspection, then within thirty (30) days of written request by Payee, Payor shall pay Payee those amounts that Payee would have received in the absence of such errors, plus interest in accordance with Section 7.9. Inspections conducted under this Section 7.12 shall be at the expense of Payee, unless a variation or error in favor of Payor exceeding five percent (5%) of the amount due for the period covered by the inspection is established in the course of such inspection, whereupon all reasonable, documented, out-of-pocket costs relating to the inspection for such period shall be paid promptly by Payor. If an overpayment by Payor is discovered in the course of such inspection, the amount of such overpayment shall be, at Payor’s election, refunded within thirty (30) days of written request by Payor or credited against future amounts payable under this Agreement.

7.13         Currency. Unless otherwise expressly stated, all amounts payable and all calculations made hereunder shall be paid and made in United States dollars.

7.14         Method of Payment. All payments by Payor to Payee under this Agreement shall be made by wire transfer in immediately available funds to such account as Payee shall designate before such payment is due (which account Payee may from time to time change upon written notice to Payor).

7.15         Third Party Agreements. Each Party shall be solely responsible for all payment obligations under its license and other agreements with Third Parties that are in effect as of the Effective Date or during the Term (if any) (a) in the case of TriSalus, providing TriSalus with the right to Develop, Manufacture or Commercialize PEDD Devices, or any underlying intellectual property rights, and (b) in the case of NewCo, providing NewCo with the right to Develop, Manufacture or Commercialize NewCo Drug Candidates, or any underlying intellectual property rights.

7.16         Confidentiality. All financial information of a Party which is subject to review under this Article 7 shall be deemed to be such Party’s Confidential Information subject to the provisions of Article 9.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1          Background IP. Each Party shall retain all right, title and interest in and to all Patent Rights and Know-How owned by or licensed to such Party as of the Effective Date or discovered, generated or acquired by such Party after the Effective Date but independently of the activities, and without use of Confidential Information of the other Party, under this Agreement.

8.2	Collaboration IP.

(a)           TriSalus Improvements. TriSalus shall own all TriSalus Improvements. “TriSalus Improvements” shall mean any Collaboration IP that is discovered or generated in the course of performing activities under this Agreement (a) solely by or on behalf of employees, agents or independent contractors of a particular Party or any of its Affiliates or (b) jointly by or on behalf of (i) employees, agents or independent contractors of TriSalus or any of its Affiliates and (ii) employees, agents or independent contractors of NewCo or any of its Affiliates, that relates primarily and directly to any PEDD Device, or any modified or improved version thereof, including any method of making or using any of the foregoing.

(b)           NewCo Improvements. NewCo shall own all NewCo Improvements. “NewCo Improvements” shall mean any Collaboration IP that is discovered or generated in the course of performing activities under this Agreement (a) solely by or on behalf of employees, agents or independent contractors of a particular Party or any of its Affiliates or (b) jointly by or on behalf of (i) employees, agents or independent contractors of TriSalus or any of its Affiliates and (ii) employees, agents or independent contractors of NewCo or any of its Affiliates, that relates primarily and directly to any NewCo Drug Candidate, including the composition, salt, polymorph, formulation of or any method of making or using the foregoing.

(c)           Other Collaboration IP. Each Party shall jointly own all Collaboration IP other than TriSalus Improvements and NewCo Improvements (“Joint Collaboration IP”). Subject to the Parties’ other rights and obligations under this Agreement, each Party is entitled to use and exploit the Joint Collaboration IP for all purposes in its own territories, without consent of and without a duty of accounting to the other Party. Each Party shall grant, and hereby does grant, all permissions, consents and waivers with respect to, and licenses under, such Party’s interest in the Joint Collaboration IP, in its own territories, necessary to provide the other Party with such rights of use and exploitation of the Joint Collaboration IP, and will execute documents as necessary to effectuate the intent of the foregoing.

(d)           Implementation. Each Party shall assign, and does hereby assign, to the other Party such Patent Rights, Know-How or other intellectual property rights as necessary to achieve ownership as provided in Sections 8.2(a), (b) and (c). Each assigning Party shall execute and deliver all documents and instruments reasonably requested by the other Party to evidence or record such assignment or to file for, perfect or enforce the assigned rights. Each assigning Party shall make its relevant employees, agents and independent contractors (and their assignments and signatures on such documents and instruments) reasonably available to the other Party for assistance in accordance with this Section 8.2 at no charge.

(e)           Disclosures. Each Party shall promptly disclose to the other Party in writing and in the English language, and shall cause its Affiliates to so disclose, any Collaboration IP that is discovered or generated by such Party or any of its Affiliates.

8.3	Patent Rights.

(a)	Filing, Prosecution and Maintenance of Patent Rights.

(i)           TriSalus Patent Rights. As between the Parties, TriSalus, at its expense, shall have the sole right but not the obligation to prepare, file, prosecute and maintain, throughout the world, all TriSalus Patent Rights using counsel of its choice, including any Patent Rights that claim TriSalus Improvements.

(ii)           NewCo Patent Rights. As between the Parties, NewCo, at its expense, shall have the sole right but not the obligation to prepare, file, prosecute and maintain, throughout the world, all NewCo Patent Rights using counsel of its choice, including any Patent Rights that claim NewCo Improvements. Notwithstanding anything to the contrary in this Agreement, if TriSalus exercises the U.S. Option with respect to any PEDD Combination Therapy, then TriSalus shall be responsible for all the actions and costs for maintaining the patent rights in the United States after exercise of the U.S. Option, and reimburse NewCo for the reasonable, documented, out-of-pocket costs (incurred after the effective date of such exercise) of preparing, filing, prosecuting and maintaining the NewCo Patent Rights in the United States that claim the composition of or any method of making or using the NewCo Drug Candidate utilized in such PEDD Combination Therapy (the “U.S. NewCo Drug Candidate Patent Rights”), which reimbursement shall be made pursuant to invoices submitted by NewCo to TriSalus no more often than once per Calendar Quarter, provided that NewCo shall give TriSalus a reasonable opportunity to review and comment upon the text of any application for a U.S. NewCo Drug Candidate Patent Right, and NewCo shall consult with TriSalus with respect to any such application and shall consider in good faith any of TriSalus’ comments with respect to such application and shall supply TriSalus with a copy of each such application as filed, together with notice of its filing date and serial number. NewCo shall also keep TriSalus advised of the status of prosecution of all such patent applications included within the U.S. NewCo Drug Candidate Patent Rights and shall reasonably consider timely comments of TriSalus with respect thereto, and provide TriSalus with a reasonable opportunity to comment on all material correspondence received from and all material submissions to be made to any government patent office or authority in the United States with respect to any such patent application or patent.

(iii)          Joint Patent Rights. In the event the Parties discover or generate any Joint Collaboration IP, the Parties shall promptly meet to discuss and determine, based on the advice of patent counsel selected by each Party, whether to seek patent protection thereon and, if so, which Party shall take the lead with respect thereto (the “Prosecuting Party”). If the Parties jointly decide to seek patent protection on any Joint Collaboration IP, the Prosecuting Party shall (subject to the opt out provisions of this Section 8.3(a)(iii)) prepare, file, prosecute and maintain any such Joint Patent Right throughout the world to the extent determined jointly by the Parties, using patent counsel jointly selected by the Parties. The Prosecuting Party shall give the other Party a reasonable opportunity to review the text of any application with respect to such Joint Patent Right before filing, shall consult with the other Party with respect thereto, shall not unreasonably refuse to address any timely comments of the other Party with respect to such application and shall supply the other Party with a copy of the application as filed, together with notice of its filing date and serial number. The Prosecuting Party shall keep the other Party advised of the status of the actual and prospective patent filings (including the grant of any Joint Patent Rights), and shall provide the other Party with advance copies of any material official correspondence related to the filing, prosecution and maintenance of such patent filings. Subject to the opt-out provisions below, the other Party shall reimburse the Prosecuting Party for fifty percent (50%) of the reasonable, documented, out-of-pocket costs incurred by the Prosecuting Party in preparing, filing, prosecuting and maintaining such Joint Patent Rights, which reimbursement shall be made pursuant to invoices submitted by the Prosecuting Party to the other Party no more often than once per Calendar Quarter. If either Party (the “Declining Party”) at any time declines to share in the costs of filing, prosecuting and maintaining any such Joint Patent Right, on a country-by-country basis, the Declining Party shall provide the other Party (the “Continuing Party”) with [***]days prior written notice to such effect, in which event the Declining Party shall (A) have no responsibility for any expenses incurred in connection with such Joint Patent Right in the applicable country after the end of such [***] day period and (B) if the Continuing Party elects to continue prosecution or maintenance, the Declining Party, upon the Continuing Party’s request, shall execute such documents and perform such acts, at the Continuing Party’s expense, as may be reasonably necessary (x) to assign to the Continuing Party all of the Declining Party’s right, title and interest in and to such Joint Patent Right and (y) to permit the Continuing Party to file, prosecute and maintain such Joint Patent Right. Any such Joint Patent Right shall cease to be a Joint Patent Right and shall become a Patent Right of the Continuing Party.

(b)	Enforcement of Patent Rights.

(i)           Notice. If either TriSalus or NewCo becomes aware of any infringement, anywhere in the world, of any issued patent within the TriSalus Patent Rights, NewCo Patent Rights or Joint Patent Rights, it will promptly notify the other Party in writing to that effect. In addition, NewCo shall promptly notify TriSalus if it becomes aware of any reference to the use of PEDD Devices or devices that are substantially similar to the PEDD Devices in any patent document in the NewCo Territory.

(ii)           TriSalus Patent Rights. As between the Parties, TriSalus shall have the sole right, but not the obligation, to take action to obtain a discontinuance of infringement or bring suit against a Third Party infringer of any TriSalus Patent Rights, including any Patent Rights that claim TriSalus Improvements. TriSalus shall bear all expenses of any suit brought by it claiming infringement of any such Patent Rights. NewCo shall cooperate with TriSalus in any such suit and shall have the right to consult with TriSalus and to participate in and be represented by independent counsel in such litigation at its own expense, provided that TriSalus shall control all decision-making with respect to such litigation. TriSalus shall incur no liability to NewCo as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any of such Patent Rights invalid or unenforceable. Any recoveries obtained by TriSalus as a result of any such proceeding against a Third Party infringer shall be retained by TriSalus.

(iii)          NewCo Patent Rights. As between the Parties, NewCo shall have the sole right, but not the obligation, to take action to obtain a discontinuance of infringement or bring suit against a Third Party infringer of any NewCo Patent Rights, including any Patent Rights that claim NewCo Improvements. NewCo shall bear all expenses of any suit brought by it claiming infringement of any such Patent Rights. TriSalus shall cooperate with NewCo in any such suit and shall have the right to consult with NewCo and to participate in and be represented by independent counsel in such litigation at its own expense, provided that NewCo shall control all decision-making with respect to such litigation. NewCo shall incur no liability to TriSalus as a consequence of such litigation or any unfavorable decision resulting therefrom, including any decision holding any of such Patent Rights invalid or unenforceable. Any recoveries obtained by NewCo as a result of any such proceeding against a Third Party infringer shall be retained by NewCo.

(iv)          Joint Patent Rights. With respect to any notice of a Third Party infringer of the Joint Patent Rights, the Parties shall meet as soon as reasonably practicable to discuss such infringement and determine an appropriate course of action, including an initial allocation of the fees and expenses of such course of action. If the Parties jointly determine to take action to obtain a discontinuance of infringement or bring suit against a Third Party infringer of any Joint Patent Rights, then the Parties jointly shall appoint one of the Parties (the “Leading Party”) to bring an action against such Third Party infringer or otherwise address such alleged infringement and to control such litigation or other means of addressing such infringement. The other Party shall cooperate with the Leading Party in any such suit brought by the Leading Party and shall have the right to consult with the Leading Party and participate in and be represented by independent counsel in such litigation at its own expense. The Leading Party shall not have the right to settle any patent infringement litigation under this Section 8.3(b)(iv) in a manner that diminishes the rights or interests of the other Party without the prior written consent of such other Party, such consent not to be unreasonably withheld or delayed. Any recoveries obtained by either Party shall first be used to reimburse each Party for all out-of-pocket costs in connection with such litigation paid by that Party and any remainder shall be allocated evenly between the Parties.

ARTICLE 9

CONFIDENTIALITY

9.1          Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, during the Term and for [***] thereafter, each Party (the “Receiving Party”) receiving any Confidential Information of the other Party (the “Disclosing Party”) hereunder shall keep such Confidential Information confidential and shall not publish or otherwise disclose or use such Confidential Information for any purpose other than as provided for in this Agreement, except for Confidential Information that the Receiving Party can establish:

(i)           was already known by the Receiving Party (other than under an obligation of confidentiality) at the time of disclosure by the Disclosing Party and such Receiving Party has documentary evidence to that effect;

(ii)          was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iii)         became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party, and other than through any act or omission of the Receiving Party in breach of this Agreement; or

(iv)        was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

9.2	Authorized Disclosure and Use.

(a)           Disclosure. The Receiving Party has the right to disclose Confidential Information of the Disclosing Party to the Receiving Party’s Affiliates and their respective employees, independent contractors and agents who have a need to know such Confidential Information in order to perform the Receiving Party’s obligations and exercise the Receiving Party’s rights under this Agreement and who are legally bound to comply with the restrictions on use and disclosure in this Article 9. The Receiving Party shall use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Article 9, and the Receiving Party assumes responsibility for those entities and persons maintaining the Disclosing Party’s Confidential Information in confidence and using the same only for the purposes described herein. In addition, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the extent such disclosure is reasonably necessary to:

(i)           file or prosecute patent applications which the Receiving Party is authorized to file or prosecute hereunder;

(ii)	prosecute or defend litigation;

(iii)         exercise rights and perform obligations under this Agreement, provided such disclosure is covered by non-disclosure and non-use obligations consistent with this Agreement;

(iv)        facilitate discussions with actual and potential Sublicensees of the Receiving Party, subject to appropriate non-disclosure and non-use agreements;

(v)          facilitate discussions with actual and potential investors (including lenders) or acquirers in connection with an investment in or acquisition of the Receiving Party, subject to appropriate non-disclosure and non-use agreements; or

(vi)	comply with Applicable Laws.

In the event that the Receiving Party shall reasonably deem it necessary to disclose Confidential Information belonging to the Disclosing Party pursuant to Section 9.2(a)(ii) or 9.2(a)(vi), the Receiving Party shall to the extent possible give reasonable advance notice of such disclosure to the Disclosing Party and take reasonable measures to assist in obtaining a protective order or confidential treatment of such information.

9.3           SEC or Similar Filings. Either Party may disclose the terms of this Agreement and events related to the Development, Manufacture or Commercialization of PEDD Devices, NewCo Drug Candidates and PEDD Combination Therapies (including the achievement of milestone events and the payment and amount of corresponding payments under this Agreement) to the extent reasonably required to comply with Applicable Laws, including the rules and regulations promulgated by the United States Securities and Exchange Commission, comparable regulatory organizations outside the United States and self-regulatory organizations (such as securities exchanges). Subject to the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 9.3, the Parties shall reasonably consult with one another on the terms of this Agreement to be redacted in making any such disclosure. If a Party discloses this Agreement or any of the terms hereof in accordance with this Section 9.3 such disclosing Party agrees, at its own expense, to seek confidential treatment of portions of this Agreement, or such terms, as may be reasonably and timely requested by the other Party.

9.4	Public Announcements; Publications.

(a)           Coordination. The Parties agree on the importance of coordinating their public announcements respecting this Agreement and the subject matter thereof (other than academic, scientific or medical publications that are subject to the publication provision set forth below). Subject to Section 9.3, TriSalus and NewCo shall, from time to time, and at the request of the other Party, discuss and agree on the general information content relating to this Agreement which may be publicly disclosed (including by means of any printed publication or oral presentation).

(b)           Announcements. Except as may be expressly permitted under Sections 9.3, 9.4(c) and 9.4(d), subject to Sections 9.1 and 9.2, neither Party shall make any public announcement regarding this Agreement, which names the other Party or any of its trademarks or which, in the case of an announcement by NewCo, references any PEDD Device, in each case without the prior written approval of the other Party. Notwithstanding anything to the contrary in this Agreement, each Party may disclose the existence and terms of this Agreement to its professional and financial advisors and actual and potential investors, lenders, acquirers, licensees, sublicensees and collaborators on a reasonable need-to-know basis under reasonable conditions of confidentiality.

(c)           Press Releases. Each Party may issue, if it determines to do so, a press release reasonably approved by the other Party, announcing the execution of this Agreement. In addition, either Party may issue press releases announcing subsequent developments pertaining to this collaboration, with the other Party’s prior written approval, not to be unreasonably withheld or delayed. Each Party may subsequently publicly disclose any information previously contained in any approved press release.

(d)           Publications. During the Term, each Party shall submit to the other Party for reasonable prior review and approval all proposed academic, scientific and medical publications and public presentations specifically relating to the Development, Manufacture or Commercialization of (i) in the case of proposed publications and public presentations by either Party, any PEDD Combination Therapy, (ii) in the case of proposed publications and public presentations by NewCo, any PEDD Device, or (iii) in the case of proposed publications and public presentations by TriSalus, any NewCo Drug Candidate (but excluding, in each case (clauses (i) through (iii)), marketing, sales and promotional materials and presentations used for Commercialization, subject to Section 2.15 with respect to PEDD Devices in the NewCo Territory), for review in connection with preservation of Patent Rights or to determine whether any of such other Party’s Confidential Information should be deleted. Without limiting the foregoing, if such proposed publication or presentation contains information or data that should reasonably be reviewed for the preservation of Patent Rights, written copies of such proposed publication or presentation shall be submitted to the non-publishing Party no later than [***] days before submission for publication or presentation and the non-publishing Party shall provide its comments with respect to such publication or presentation within [***] Business Days of its receipt of such written copy. The review period may be extended for an additional [***] days in the event the non-publishing Party can demonstrate reasonable need for such extension, including the preparation and filing of patent applications. Each Party also shall have the right to require that its Confidential Information that would be disclosed in a proposed publication or presentation by the other Party be deleted prior to such publication or presentation. NewCo and TriSalus shall each comply with standard academic practice regarding authorship of scientific publications and recognition of the contribution of other parties in any such publications.

For clarity, TriSalus has the sole right for any announcement, public release, and publications in relation to PEDD Device matters and independent of NewCo Combination Therapy and NewCo has the sole right for any announcement, public release, and publications in relation to drugs independent of NewCo Combination Therapy.

9.5           Relationship to the Confidentiality Agreement. The Parties agree and acknowledge the Parties were subject to a Mutual Non-Disclosure Agreement dated as of May 25, 2018. All Confidential Information as defined and disclosed by the Parties thereunder will be deemed to be the Confidential Information of TriSalus and NewCo, respectively, as defined hereunder and shall be subject to the terms and conditions of this Agreement.

ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1         Representations and Warranties of Each Party. Each of TriSalus and NewCo hereby represents and warrants to the other Party as follows:

(a)           Incorporation. It is a corporation duly incorporated and validly existing under the laws of the state or other jurisdiction of its incorporation.

(b)           Authorization. The execution, delivery and performance of this Agreement by such Party has been duly authorized by all requisite corporate action and does not require any stockholder action or approval.

(c)           Corporate Power. It has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(d)           No Conflicts. The execution, delivery and performance by such Party of this Agreement and its compliance with the terms and conditions hereof does not conflict with or result in a breach of any of the terms and conditions of or constitute a default under (i) any agreement or instrument binding or affecting it or its property; (ii) the provisions of its certificate of incorporation or bylaws (or similar organizational documents); or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound.

10.2         Additional Covenants of NewCo. NewCo hereby covenants and agrees that it shall initiate [***] human clinical trials for PEDD Combination Therapies within [***] following the date of Regulatory Approval of SPARK in the NewCo Territory.

10.3         Additional Representations and Warranties of TriSalus. As of the Effective Date of this Agreement and to the best of TriSalus’ knowledge, PEDD Devices, when used in accordance with the applicable approved Instructions for Use, do not infringe any intellectual property rights owned by a Third Party in the NewCo Territory.

10.4         Covenants of Each Party. Each of TriSalus and NewCo hereby covenants to the other Party as follows:

(a)           No Conflicts. It shall not enter into any agreement, or grant any rights to any Third Party, which would conflict with the rights granted to the other Party under this Agreement.

(b)           Invention Assignment Agreements. It shall maintain valid and enforceable agreements with all persons and entities acting by or on behalf of such Party or its Affiliates under this Agreement which require such persons and entities to assign to such Party their entire right, title and interest in and to all Know-How discovered or generated by such persons and entities in connection with their activities under this Agreement and all Patent Rights claiming such Know-How.

(c)           Compliance. It shall comply with all Applicable Laws in performing its obligations and exercising its rights under this Agreement.

(d)           Debarment. It shall not knowingly use in connection with the Development, Manufacture or Commercialization of the PEDD Devices, NewCo Drug Candidates or PEDD Combination Therapies any employee, independent contractor, agent or investigator that has been debarred or is the subject of debarment proceedings by any Regulatory Authority.

(e)           Maintenance of Financial Resources. Each Party shall at all times during the Term maintain financial and operational resources that are consistent with their obligations to use Commercially Reasonable Best Efforts in accordance with the terms and conditions of this Agreement.

10.5         Compliance Anti-Corruption Laws. Notwithstanding anything to the contrary contained herein and without limiting the foregoing, each Party represents, warrants and covenants that (a) it has complied and will comply with Anti-Corruption Laws, in all material respects; (b) it has not permitted and will not knowingly permit any Person acting on its behalf to violate any Anti-Corruption Laws; and (c) its and its Affiliates and their employees, agents and contractors will not make any payments or transfer of value which have the purpose or effect of public or commercial bribery, acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining or retaining business or any other improper advantage. Each Party will promptly report to the other Party if there is a government or judicial determination of a violation of Anti-Corruption Laws by or on behalf of such Party.

10.6         Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting of this Agreement. In interpreting and applying the terms and conditions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and conditions.

10.7         Disclaimer. SUBJECT TO TRISALUS’ WARRANTIES TO DISTRIBUTOR AS DESCRIBED IN SECTION 2.26, AND TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE PEDD DEVICES ARE PROVIDED TO NEWCO ON AN “AS IS” BASIS AND WITHOUT WARRANTY OF ANY KIND, AND, EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHERPARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND (INCLUDING WITH RESPECT TO THE PEDD DEVICES, NEWCO DRUG CANDIDATES OR PEDD COMBINATION THERAPIES), AND EACH PARTY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

ARTICLE 11

TERM AND TERMINATION

11.1         Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall remain in effect unless and until this Agreement is terminated in accordance with this Article 11.

11.2	Termination for Cause.

(a)           Termination with Right to Cure. In the event of a material breach of this Agreement, the non-breaching Party shall have the right to terminate this Agreement by written notice to the breaching Party specifying the nature of such breach in reasonable detail. Other than with respect to those termination conditions set forth in Section 11.2(b) hereof, such termination shall become effective ninety (90) days from receipt of such notice by the breaching Party to permit the breaching Party time to cure such breach, except that such period shall be thirty (30) days in the event the basis of the alleged material breach is a failure to make payment(s) under this Agreement, in each case unless the breaching Party has cured such breach within such period. Payment delays due to the foreign exchange approval process shall not be considered a material breach.

(b)           Termination with No Right to Cure. No cure period shall apply, and therefore termination shall become effective immediately upon written notice described in Section 11.2(a), if such material breach specified in the termination notice pertains to the willful and intentional breach of the following provisions, which breach would cause irreparable harm to the non-breaching Party: (i) Section 10.6 (with respect to compliance with Anti-Corruption Laws); (ii) Section 2.3; (iii) Article 9; and (iv) the violation or infringement of the material intellectual property rights of the non-breaching Party.

11.3         Return of Confidential Information. As soon as is reasonably practicable after expiration or termination of this Agreement, except as necessary or useful for the exercise of rights continuing after expiration or termination, the Receiving Party shall (and shall cause its Affiliates to) return to the Disclosing Party or destroy all originals of documents (in paper, electronic or other tangible form) and physical materials then in the Receiving Party’s possession, and copies thereof, containing or embodying Confidential Information received from the Disclosing Party, and destroy all documents and other materials that the Receiving Party created containing any such Confidential Information, provided, however, that the Receiving Party may retain in confidence (a) one archival copy of the Confidential Information of the Disclosing Party in its legal files solely to permit the Receiving Party to determine compliance with its obligations hereunder, and (b) any portion of the Confidential Information of the Disclosing Party which such Receiving Party is required by Applicable Law to retain or which is reasonably necessary for such Receiving Party to exercise any surviving rights under this Agreement. Notwithstanding the return or destruction of the documents and materials described above, the Parties shall continue to be bound by their obligations under Article 9.

11.4         General Effects of Termination. Termination of this Agreement for any reason shall not release a Party from any indebtedness, liability or other obligation incurred hereunder by such Party prior to the date of such termination. In addition, termination of this Agreement pursuant to Section 11.2 shall not be exclusive of or prejudicial to any legal or equitable rights or remedies each Party may have on account of any breach of this Agreement. Further, upon termination of this Agreement for any reason and TriSalus’ request, NewCo shall use Commercially Reasonably Best Efforts to promptly assign, transfer and otherwise transition to TriSalus all activities for Commercialization and Distribution of PEDD Devices, together with any and all inventory, products, documents, materials, and information (whether tangible or intangible) associated with such Distribution, that are held or Controlled by or under authority of NewCo or its Affiliates, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the foregoing transfer to TriSalus. Except as otherwise provided in this Article 11, all rights and obligations of the Parties under this Agreement shall terminate upon the termination of this Agreement. In the event of a termination of this Agreement for reasons other than for (a) an uncured material breach of NewCo’s payment obligations hereunder or (b) NewCo’s material breach under Section 11.2(b) (Termination with No Right to Cure), TriSalus shall use Commercially Reasonable Best Efforts to satisfy NewCo’s reasonable requirements for PEDD Device supply in accordance with the applicable terms of this Agreement and any Commercial Supply Agreement then in effect as necessary to support continued Development and/or Commercialization of PEDD Combination Therapies that were in Development prior to such termination.

11.5        Survival of Certain Obligations. The following provisions of this Agreement, along with any other provisions that, by their nature should survive termination, shall survive any termination of this Agreement and remain in effect: Sections 2.12, 2.13, 2.20, 2.23, 2.28, 4.11, 4.12(b), 4.13, 4.14, 4.15, 6.6, 6.7, 10.7, 11.3 and 11.4, and Articles 7, 8, 9, 12, 13 and 14.

ARTICLE 12

INDEMNIFICATION, LIABILITY AND INSURANCE

12.1         Indemnification by TriSalus. TriSalus shall indemnify, defend and hold harmless NewCo, its Affiliates and their respective directors, officers, employees and agents (each, a “NewCo Indemnified Party”) from and against any and all liability, loss, damage, expense (including reasonable attorneys’ fees and expenses) and cost (collectively, a “Liability”) that the NewCo Indemnified Party may be required to pay to one or more Third Parties to the extent resulting from or arising out of: (a) any breach of any representation or warranty made by TriSalus in this Agreement; (b) any breach or violation of any covenant or agreement of TriSalus in this Agreement by TriSalus, its Affiliates or Sublicensees or their respective directors, officers, employees and agents; (c) the negligence, willful misconduct or violation of Applicable Law or breach of the terms and conditions of this Agreement by or of TriSalus, its Affiliates or Sublicensees or their respective directors, officers, employees and agents; or (d) the Development, Manufacture or Commercialization of any PEDD Device or PEDD Combination Therapy by TriSalus or its Affiliates or Sublicensees, except, in each case, to the extent that such Liability results from any matter with respect to which NewCo is obligated to indemnify TriSalus pursuant to Section 12.2.

12.2         Indemnification by NewCo. NewCo shall indemnify, defend and hold harmless TriSalus, its Affiliates and their respective directors, officers, employees and agents (each, a “TriSalus Indemnified Party”) from and against any and all Liability that the TriSalus Indemnified Party may be required to pay to one or more Third Parties to the extent resulting from or arising out of: (a) any breach of any representation or warranty made by NewCo in this Agreement; (b) any breach or violation of any covenant or agreement of NewCo in this Agreement by NewCo, its Affiliates, Sublicensees or subdistributors or their respective directors, officers, employees and agents; (c) the negligence, willful misconduct or violation of Applicable Law or breach of the terms and conditions of this Agreement by or of NewCo, its Affiliates, Sublicensees or subdistributors or their respective directors, officers, employees and agents; or (d) the Development, Manufacture or Commercialization of any PEDD Device, NewCo Drug Candidate or PEDD Combination Therapy by NewCo or its Affiliates, Sublicensees or subdistributors, except, in each case, to the extent that such Liability results from any matter with respect to which TriSalus is obligated to indemnify NewCo pursuant to Section 12.1.

12.3         Procedure. Each Party shall notify the other promptly in the event it becomes aware of a claim for which indemnification may be sought hereunder. In furtherance and not in limitation of the preceding sentence, in case any proceeding (including any governmental investigation) shall be instituted involving any NewCo Indemnified Party or TriSalus Indemnified Party in respect of which indemnity may be sought pursuant to this Article 12, TriSalus (if such proceeding is initiated against a TriSalus Indemnified Party) or NewCo (if such proceeding is initiated against a NewCo Indemnified Party) (such Party referred to as the “Indemnified Party”) shall promptly notify the other Party (the “Indemnifying Party”) in writing within ten (10) days after the Indemnified Party first becomes aware of such proceeding and the Indemnifying Party and Indemnified Party shall then promptly meet to discuss how to respond to any claims that are the subject matter of such proceeding. The Indemnifying Party shall have the right to assume the defense of any Third Party claim subject to indemnification obligations hereunder. The Indemnifying Party, upon assuming the defense of the claim, shall retain counsel reasonably satisfactory to the Indemnified Party to conduct the defense of the claim and shall pay the fees and expenses of such counsel related to such proceeding. The Indemnified Party agrees to cooperate fully with the Indemnifying Party in the defense of any such claim, action or proceeding, or any litigation resulting from any such claim. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (a) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (b) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. All such fees and expenses shall be reimbursed as they are incurred. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement.

The Indemnifying Party shall not, without the written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which the Indemnified Party is, or arising out of the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on claims that are the subject matter of such proceeding.

12.4         Liability. Except with respect to liability arising from a breach of Article 8 or Article 9 or a Party’s gross negligence or willful misconduct in connection with this Agreement, or to the extent such Party may be required to indemnify the other Party under this Article 12, neither Party nor its respective Affiliates shall be liable to the other for special, punitive or consequential damages, whether based on contract or tort, or arising under Applicable Law or otherwise, in connection with this Agreement.

12.5         Insurance. Each Party shall maintain at its sole cost and expense comprehensive general liability insurance, including products liability insurance, with reputable and financially secure insurance carriers at levels consistent with industry standards based upon such Party’s activities and indemnification obligations under this Agreement. The coverage limits set forth in any such insurance policy shall not create any limitation on a Party’s liability to the other Party under this Agreement. Each Party shall furnish to the other Party upon request certificates issued by the applicable insurance company(ies) setting forth the amount of such liability insurance.

ARTICLE 13

DISPUTE RESOLUTION

13.1         General. Any controversy, claim or dispute arising out of or relating to this Agreement (a “Dispute”) shall be settled, if possible, through good faith negotiations between the Parties. However, subject to Section 5.2 with respect to decisions of the JSC, if the Parties are unable to settle such dispute after good faith negotiations, the matter shall be referred to the Executive Officers (having authority to bind the Parties with respect to such dispute, subject to obtaining any necessary corporate or management approvals) to be resolved by negotiation in good faith as soon as is practicable but in no event later than thirty (30) days after referral. The resolution, if any, of a referred matter shall be reduced to writing signed by such Executive Officers and thereafter shall be final and binding on the Parties.

13.2         Binding Arbitration. If the Executive Officers are unable to settle a Dispute after good faith negotiation in the manner set forth above, then such Dispute shall be resolved exclusively through binding arbitration. The arbitration shall be administered by the American Arbitration Association (“AAA”) located in New York, New York, by one (1) arbitrator in accordance with the then effective AAA Commercial Arbitration Rules. The costs of the arbitration, including administrative and arbitrators’ fees, shall be shared equally by the Parties, and each Party shall bear its own costs and attorneys’ and witness’ fees incurred in connection with the arbitration. Any award may be entered in a court of competent jurisdiction for a judicial recognition of the decision and applicable orders of enforcement. The language of the arbitration shall be English, and the location of the arbitration shall be in New York, New York. The Parties and arbitrator shall use commercially reasonable efforts to complete any such arbitration within ninety (90) days from the issuance of notice of a referral of any Dispute to arbitration. The arbitrator shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery, provided that the arbitrator shall permit such discovery as they deem necessary to permit an equitable resolution of the Dispute.

ARTICLE 14

MISCELLANEOUS

14.1         Assignment. Neither this Agreement nor any interest hereunder shall be assignable by either Party, without the prior written consent of the other Party, except that a Party may make an assignment of its entire interest in this Agreement without the other Party’s consent to a successor to all or substantially all of the business of such Party to which this Agreement relates, whether by merger, sale of stock, sale of assets, exclusive transfer of technology or other transaction. Each Party shall promptly notify the other Party in writing of any assignment under the provisions of this Section 14.1. This Agreement shall be binding upon the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 14.1 shall be void.

14.2         Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

14.3         Force Majeure. Neither Party shall be liable to the other for delay or failure in the performance of the obligations on its part contained in this Agreement if and to the extent that such failure or delay is due to circumstances beyond its control which it could not have avoided by the exercise of reasonable diligence. Such Party shall notify the other Party in writing promptly should such circumstances arise, giving an indication of the likely extent and duration thereof, and shall use commercially reasonable efforts to resume performance of its obligations as soon as practicable.

14.4         Notices. Any notice or other communication required or permitted to be provided pursuant to the terms and conditions of this Agreement shall be in writing and shall be deemed given upon receipt if delivered personally or by electronic mail transmission (receipt verified), five (5) days after deposited in the mail if mailed by registered or certified mail (return receipt requested) postage prepaid, or upon receipt if sent by an internationally recognized express courier service (receipt verified), to the Parties at the following addresses or electronic mail addresses (or at such other address for a Party as shall be specified by like notice, provided, however, that notices of a change of address shall be effective only upon receipt thereof):

If to NewCo:

Hangzhou Ruizhen Therapeutics Co., Ltd.（杭州瑞臻医疗有限公司）

No. 605, Building 4, No. 355 Xingzhong Road

Yuhang Economic and Technological Development Zone

Yuhang District, Hangzhou, Zhejiang, China

311100

Attn: Director

Electronic Mail: [***]

If to TriSalus:

TriSalus Life Sciences

6272 W. 91st Avenue

Westminster, CO 80031

USA

Attn: Chief Executive Officer; General Counsel

Electronic Mail: [***]

14.5         Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

14.6         Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The waiver by either of the Parties of any breach of any provision hereof by the other Party shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

14.7         Severability. If any clause or portion thereof in this Agreement is for any reason held to be invalid, illegal or unenforceable, the same shall not affect any other portion of this Agreement, as it is the intent of the Parties that this Agreement shall be construed in such fashion as to maintain its existence, validity and enforceability to the greatest extent possible. In any such event, this Agreement shall be construed as if such clause of portion thereof had never been contained in this Agreement, and there shall be deemed substituted therefor such provision as will most nearly carry out the intent of the Parties as expressed in this Agreement to the fullest extent permitted by Applicable Law.

14.8         Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.

14.9         Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of New York, without regard to conflict of law principles of any jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

14.10       Entire Agreement of the Parties. This Agreement, together with the exhibits attached hereto, constitutes and contains the complete, final and exclusive understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, among the Parties respecting the subject matter hereof.

14.11       English Language. This Agreement shall be written and executed in the English language. Any translation of this Agreement into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

14.12       Independent Contractors. Both Parties are independent contractors under this Agreement. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the Parties or any of their agents or employees, or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Neither Party shall have any express or implied power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind the other Party in any respect whatsoever.

14.13       Counterparts. This Agreement may be executed in two counterparts, each of which need not contain the signature of more than one Party but all such counterparts taken together shall constitute one and the same agreement. Counterpart signature pages delivered via facsimile or e-mail in PDF or similar electronic format shall be deemed binding as originals.

14.14       Interpretation. Except where the context requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (c) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections or Exhibits shall be construed to refer to Sections or Exhibits of this Agreement, and references to this Agreement include all Exhibits hereto, (h) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise (but excluding e-mail and instant messaging), and (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof.

14.15	Fees.

TriSalus shall reimburse NewCo for up to [***] of its documented legal fees and direct out-of- pocket expenses incurred in connection with the due diligence and the negotiation and execution of this Agreement. NewCo shall submit to TriSalus a written invoice along with reasonable documentation of such expenses, which shall be due and payable by TriSalus within [***] of the invoice date.

14.16	Initial Public Offering.

In accordance with the terms of this Agreement, the Parties agree to negotiate in good faith to amend any provision of this Agreement as may be required by Applicable Law.

(The remainder of this page is intentionally left blank. The signature page follows.)

Duly authorized representatives of the Parties have duly executed this Agreement to be effective as of the Effective Date.

SUREFIRE MEDICAL, INC.
D/B/A TRISALUS LlFE SCIENCES

By:	/s/ Mary T. Szela
Name:	Mary T. Szela
Title:	CEO, President

Hangzhou Ruizhen Therapeutics Co., Ltd.
杭州瑞臻医疗有限公司)

By:	/s/ Wang You Zhong
Name:	Wang You Zhong
Title:	Legal Representative

Exhibit 1.23

Current PEDD Devices

[***]

Exhibit 1.41

Improved PEDD Devices

[***]

Exhibit 1.45

Initial Drug Candidates

[***]

Exhibit 2.10

TriSalus Complaint Handling General Operating Procedure

[***]

Exhibit 2.14

Marketing Plan Contents

[***]

Exhibit 4.11(c)

Potential Collaboration Company List

[***]

Exhibit 5.1(a)

JSC Members

[***]

Exhibit 7.1

Form of Note

[***]

[Signature page to Note]